Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-166175

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Senior Debt Securities Common Stock, $1.00 par value(3) Common Stock Purchase Rights(4)	$345,000,000	$24,599

(1)	Includes $45,000,000 aggregate principal amount of senior debt securities to be sold upon exercise of the underwriters’ over-allotment option.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(3)	No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i).

(4)	The common share purchase rights are attached to and traded with the shares of common stock being registered. The value attributable to the common share purchase rights, if any, is reflected in the value attributable to the common stock.

Prospectus Supplement to Prospectus dated April 20, 2010

$300,000,000

MGIC INVESTMENT CORPORATION

5% Convertible Senior Notes Due 2017

We are offering $300,000,000 aggregate principal amount of our 5% convertible senior notes due 2017 (the “notes”). We will pay interest on the notes semi-annually, in arrears, on May 1 and November 1 of each year, beginning November 1, 2010, to holders of record at the close of business on the preceding April 15 and October 15, respectively. The notes will mature on May 1, 2017.

Holders may convert their notes into shares of our common stock at their option on any day to and including the second scheduled trading day prior to the maturity date. The notes will initially be convertible at a conversion rate of 74.4186 shares of common stock per $1,000 principal amount of the notes (which is equivalent to a conversion price of approximately $13.44 per share), subject to adjustment upon the occurrence of certain events.

Upon the occurrence of a fundamental change, holders may require us to repurchase some or all of their notes for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any. In addition, if a make-whole adjustment event occurs, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such fundamental changes by a specified number of shares of our common stock.

The notes are our senior unsecured obligations and will be equal in right of payment to all our existing and future senior debt and will be senior in right of payment to our existing and future subordinated debt. The notes will effectively rank junior to all existing and future liabilities, including claims with respect to insured policies and trade payables, of our subsidiaries.

We do not intend to apply for listing of the notes on any securities exchange. Our common stock is traded on the New York Stock Exchange under the symbol “MTG”. On April 20, 2010, the last sale price of our common stock as reported on the New York Stock Exchange was $11.06 per share.

Before making any investment in the notes, you should carefully consider the risks that are described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Initial price to public(1)	100.00%	$300,000,000
Underwriting discount	3.00%	$9,000,000
Proceeds, before expenses, to us	97.00%	$291,000,000

(1) Plus accrued interest from April 26, 2010, if settlement occurs after that date.

To the extent that the underwriters sell more than $300,000,000 principal amount of the notes, the underwriters have the option to purchase up to an additional $45,000,000 principal amount of the notes from us at the initial price to public less the underwriting discount.

The underwriters expect to deliver the notes to purchasers in book-entry form only, through The Depository Trust Company, on or about April 26, 2010 in New York, New York, against payment therefor in immediately available funds.

Sole Book-Running Manager

Goldman, Sachs & Co.

Barclays Capital
                         J.P. Morgan
                                            Dowling & Partners Securities LLC
                                                                     Keefe, Bruyette & Woods, Inc.
                                                                                                       Northland Securities
Piper Jaffray

Prospectus Supplement dated April 21, 2010.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus”, we are referring to both parts combined.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus, any other offering material and the documents incorporated into each by reference include important information about us, the notes being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in the accompanying prospectus before investing in the notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any other offering material we or the underwriters provide. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, as the case maybe, or in the case of the documents incorporated by reference, the date of such documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sales of the notes. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, the terms “Company”, “we”, “our” and “us” and other similar terms mean MGIC Investment Corporation and its consolidated subsidiaries, and references to “MGIC” and to “Mortgage Guaranty Insurance Corporation” mean our primary insurance subsidiary, Mortgage Guaranty Insurance Corporation. Credit-Based Asset Servicing and Securitization LLC (“C-BASS”) and our other less than majority-owned joint ventures are not consolidated with us for financial reporting purposes, are not our subsidiaries and are not included in the terms “we”, “our” and “us” and other similar terms. The description of our business in this prospectus generally does not apply to our international operations which began in 2007, were conducted only in Australia (we are not currently writing any new insurance in Australia), and are immaterial.

S-ii

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and any other offering material, and the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any other offering material, contain statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, claims, earnings, costs, debt and equity levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this prospectus supplement, the accompanying prospectus, any other offering material and the documents incorporated by reference, words such as we “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include the factors described under “Risk Factors”.

We urge you to consider these factors before investing in the notes. The forward-looking statements included in this prospectus supplement, the accompanying prospectus and any other offering material, or in the documents incorporated by reference into this prospectus supplement, the accompanying prospectus and any other offering material, are made only as of the date of the prospectus supplement, the accompanying prospectus, any other offering material or the incorporated document, and we undertake no obligation to publicly update these statements to reflect subsequent events or circumstances.

S-iii

SUMMARY

The information below is only a summary of more detailed information included elsewhere in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in the notes. For a more complete understanding of us and this offering, please read this entire prospectus supplement and the accompanying prospectus, especially the risks of investing in the notes discussed under “Risk Factors”, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully.

MGIC Investment Corporation

We are a holding company and through wholly owned subsidiaries we are the leading provider of private mortgage insurance in the United States. In 2009, our net premiums written exceeded $1.2 billion and our new insurance written was $19.9 billion. As of December 31, 2009, our insurance in force was $212.2 billion and our risk in force was $54.3 billion. As of December 31, 2009, our principal subsidiary, MGIC, was licensed in all 50 states of the United States, the District of Columbia, Puerto Rico and Guam. Through December 31, 2009, MGIC wrote all of our new insurance throughout the United States. However, in 2010 we expect our subsidiary, MGIC Indemnity Corporation, or MIC, to begin writing new insurance in jurisdictions where MGIC does not meet minimum capital requirements and does not obtain a waiver of those requirements. For more information about MIC and our plans to utilize it to continue writing new insurance throughout the United States, see “Risk Factors — Risks Related to Our Business — Even though our plan to write new insurance in MIC has received approval from the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) and the GSEs, because MGIC is not expected to meet statutory risk-to-capital requirements to write new business in various states, we cannot guarantee that the implementation of our plan will allow us to continue to write new insurance on an uninterrupted basis”. In addition to mortgage insurance on first liens, we, through our subsidiaries, provide lenders with various underwriting and other services and products related to home mortgage lending.

Overview of the Private Mortgage Insurance Industry

The private mortgage insurance industry was established in 1957 by MGIC to provide a private market alternative to federal government insurance programs. Private mortgage insurance covers losses from homeowner defaults on residential first mortgage loans, reducing and, in some instances, eliminating the loss to the insured institution if the homeowner defaults. Private mortgage insurance plays an important role in the housing finance system by expanding home ownership opportunities through helping people purchase homes with less than 20% down payments, especially first time homebuyers. In this prospectus supplement, we refer to loans with less than 20% down payments as “low down payment” mortgages or loans. During 2008 and 2009, approximately $193 billion and $82 billion, respectively, of mortgages were insured by private mortgage insurance companies.

Private mortgage insurance facilitates the sale of low down payment mortgages in the secondary mortgage market to the Federal National Mortgage Association, commonly known as Fannie Mae, and the Federal Home Loan Mortgage Corporation, commonly known as Freddie Mac. In this prospectus supplement, we refer to Fannie Mae and Freddie Mac collectively as the “GSEs”. The GSEs purchase residential mortgages from mortgage lenders and investors as part of their governmental mandate to provide liquidity in the secondary mortgage market and we believe that the GSEs purchased over 50% of the mortgages underlying our flow new insurance written during the last five years. As a result, the private mortgage insurance industry in the U.S. is defined in part by the requirements and practices of the GSEs. These requirements and practices, as well as those of the federal regulators that oversee the GSEs and lenders, impact the operating results and financial performance of companies in the mortgage insurance industry. See “Risk Factors — Risks Related to Our Business — Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses”. Private mortgage insurance also reduces the regulatory capital that depository institutions are required to hold against low down payment mortgages that they hold as assets.

The U.S. single-family residential mortgage market has historically experienced long-term growth, including an increase in mortgage debt outstanding every year between 1985, when MGIC began operations, and 2007. The rate of growth in U.S. residential mortgage debt was particularly strong from 2001 through 2006. In 2007, this growth rate began slowing and, since 2007, U.S. residential mortgage debt has decreased. During the last several years of this period of increased growth and continuing through 2007, the mortgage lending industry increasingly made home loans at higher loan-to-value ratios, to individuals with higher risk credit profiles and based on less documentation and verification of information regarding the borrower. Beginning in 2007, job creation slowed and the housing markets began slowing in certain areas, with declines in certain other areas. In 2008 and 2009, payroll employment in the U.S. decreased substantially and substantially all areas experienced home price declines. Together, these conditions resulted in significant adverse developments for us and our industry. After earning an average of approximately $580 million annually from 2004 through 2006 and earning $169 million in the first half of 2007, we had net losses of $1.670 billion for full year 2007, $525.4 million for 2008 and $1.322 billion for 2009. Beginning in 2008 and 2009, the insurer financial strength rating of MGIC was downgraded a number of times by all three rating agencies. See “Risk Factors — Risks Related to Our Business — MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements”.

Beginning in late 2007, we implemented a series of changes to our underwriting guidelines that are designed to improve the credit risk profile of our new insurance written. The changes primarily affect borrowers who have multiple risk factors such as a high loan-to-value ratio, a lower FICO score and limited documentation or are financing a home in a market we categorize as higher risk and include the creation of two tiers of “restricted markets”. Our underwriting criteria for restricted markets do not allow insurance to be written on certain loans that could be insured if the property were located in an unrestricted market. Beginning in September 2009, we removed several markets from our restricted markets list and moved several other markets from our Tier Two restricted market list (for which our underwriting guidelines are most limiting) to our Tier One restricted market list. In addition, we have made other changes that have relaxed our underwriting guidelines and expect to continue to make changes in appropriate circumstances that will do so in the future.

Due to the changing environment, including that described above, at this time we are facing two particularly significant challenges:

•	Whether we will have access to sufficient capital to continue to write new business beyond 2011. For additional information about this challenge, see “Risk Factors — Risks Related to Our Business — Even though our plan to write new insurance in MIC has received approval from the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) and the GSEs, because MGIC is not expected to meet statutory risk-to-capital requirements to write new business in various states, we cannot guarantee that the implementation of our plan will allow us to continue to write new insurance on an uninterrupted basis”.

•	Whether private mortgage insurance will remain a significant credit enhancement alternative for low down payment single family mortgages. For additional information about this challenge, see “Risk Factors — Risks Related to Our Business — Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses”.

Principal Mortgage Insurance Products

In general, there are two principal types of private mortgage insurance: “primary” and “pool”. We are currently not issuing new commitments for pool insurance and expect that the volume of any future pool business will be insignificant to us.

Primary Insurance.  Primary insurance provides mortgage default protection on individual loans and covers unpaid loan principal, delinquent interest and certain expenses associated with the default and subsequent foreclosure (collectively, the “claim amount”). In addition to the loan principal, the claim amount is affected by the mortgage note rate and the time necessary to complete the foreclosure process, which can be lengthened due to foreclosure moratoriums. The insurer generally pays the coverage percentage of the claim amount specified in the primary policy, but has the option to pay 100% of the claim amount and acquire title to the property. Primary insurance is generally written on first mortgage loans secured by owner occupied single-family homes, which are one-to-four family homes and condominiums. Primary insurance is also written on first liens secured by non-owner occupied single-family homes, which are referred to in the home mortgage lending industry as investor loans, and on vacation or second homes. Primary coverage can be used on any type of residential mortgage loan instrument approved by the mortgage insurer.

Primary insurance may be written on a flow basis, in which loans are insured in individual, loan-by-loan transactions, or may be written on a bulk basis, in which each loan in a portfolio of loans is individually insured in a single, bulk transaction. New insurance written on a flow basis was $19.9 billion in 2009 compared to $46.6 billion in 2008 and $69.0 billion in 2007. No new insurance written for bulk transactions was written in 2009, compared to $1.6 billion for 2008 and $7.8 billion in 2007. In the fourth quarter of 2007, we decided to stop writing the portion of our bulk business that insures mortgage loans included in home equity (or “private label”) securitizations, which are the terms the market uses to refer to securitizations sponsored by firms besides the GSEs or the Government National Mortgage Association, commonly known as Ginnie Mae, such as Wall Street investment banks. We refer to portfolios of loans we insured through the bulk channel that we knew would serve as collateral in a home equity securitization as “Wall Street bulk transactions”. While we will continue to insure loans on a bulk basis when we believe that the loans will be sold to a GSE or retained by the lender, we expect the volume of any future business written through the bulk channel will be insignificant to us.

The following table shows, on a direct basis, primary insurance in force (the unpaid principal balance of insured loans as reflected in our records) and primary risk in force (the coverage percentage applied to the unpaid principal balance) for insurance that has been written by MGIC as of the dates indicated:

	December 31,
	2009	2008	2007	2006	2005
	(In millions)

Direct Primary Insurance In Force	$212,182	$226,995	$211,745	$176,531	$170,029
Direct Primary Risk In Force	$54,343	$58,981	$55,794	$47,079	$44,860

Pool Insurance.  Pool insurance is generally used as an additional “credit enhancement” for certain secondary market mortgage transactions. Pool insurance generally covers the loss on a defaulted mortgage loan which exceeds the claim payment under the primary coverage, if primary insurance is required on that mortgage loan, as well as the total loss on a defaulted mortgage loan which did not require primary insurance. Pool insurance usually has a stated aggregate loss limit and may also have a deductible under which no losses are paid by the insurer until losses exceed the deductible.

We are currently not issuing new commitments for pool insurance and expect that the volume of any future pool business will be insignificant to us. New pool risk written was $4 million in 2009, $145 million in 2008 and $211 million in 2007. New pool risk written during 2007 was primarily comprised of risk associated with loans delivered to the GSEs (“agency pool insurance”), loans insured through private label securitizations, loans delivered to the Federal Home Loan Banks under their mortgage purchase programs and loans made under state housing finance programs. New pool risk written during 2008 was primarily comprised of risk associated with agency pool insurance and loans made under state housing finance programs. Direct pool risk in force at December 31, 2009 was $1.7 billion compared to $1.9 billion and $2.8 billion at December 31, 2008 and 2007, respectively. The risk amounts referred to above represent pools of loans with contractual aggregate loss limits and in some cases those without these limits. For pools of loans without these limits, risk is estimated based on the amount that would credit enhance these loans to a “AA” level based on a rating agency model. Under this model, at December 31, 2009, 2008 and 2007 for $2.0 billion,

$2.5 billion and $4.1 billion, respectively, of risk without these limits, risk in force is calculated at $190 million, $150 million and $475 million, respectively. One of our pool insurance insureds is computing the aggregate loss limit under a pool insurance policy at a higher level than we are computing this limit. See “— Summary Consolidated Financial Information — Footnote (1)” for more information.

Recent Developments — First Quarter 2010 Financial Information

The following contains certain financial and operating information for us as of and for the three months ended March 31, 2010 and 2009:

	Three Months
	Ended March 31,
	2010	2009
	(dollar amounts in millions)

Revenues:
Net insurance written (millions)	$1,796	$6,400
Net premiums written	256	348
Total revenues	371	435
Incurred losses	455	758
Net loss	(150)	(185)
Net paid losses	519	356
Investments (including cash and cash equivalents)	8,288	8,638
Operating ratios (insurance operations):
Loss ratio	167%	213%
Expense ratio	18.4	14.7
Risk to capital ratio — MGIC	20.2	14.2
Primary notice inventory	241,244	195,718

New insurance written for the 2010 quarter totaled $1.8 billion with market share approximating 20% through February (March share data is not yet available). The lower volumes were driven by the continued high share of the Federal Housing Administration, a loss of business from a major lender as a result of our rescission practices, and a lower overall origination market.

For the 2010 quarter, total revenues were $371 million, below the $435 million reported in the first quarter of last year. Net premiums written of $256 million were below the $348 million reported in the same period in 2009. The decreases were principally due to the increase in estimate for premium refunds on expected future rescissions and premium refunds on rescissions in the current period as well as a decrease in the average insurance in force.

Losses incurred were $455 million versus $758 million a year ago with loss reserves now totaling $6.6 billion. The decrease in losses incurred was primarily attributable to a decrease of 9,196 delinquent loans in the 2010 quarter. This was the first decline in the delinquent inventory since the first quarter of 2007. It is too early, however, to predict whether the inventory will decline in subsequent quarters. Net paid claims in the quarter were $519 million versus $356 million in the first quarter of 2009. The average primary paid claim was $53,070 down from $53,585 in the first quarter of 2009.

Investments (including cash and cash equivalents) declined reflecting our negative cash flow and the resulting need to liquidate investments to pay claims, circumstances which are expected to continue.

Concurrent Common Stock Offering

Concurrently with this offering of notes, we are publicly offering 65,116,279 shares of common stock (or 74,883,720 shares of common stock if the underwriters exercise their over-allotment option in full).

We estimate that the proceeds from the common stock offering will be approximately $671.5 million (or $772.3 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and offering expenses payable by us. We intend to use the net proceeds from this offering and the common stock offering to provide funds to repay at maturity or repurchase prior to maturity the $78,409,000 outstanding principal amount of our 5.625% Senior Notes due 2011 and for our general corporate purposes, which may include improving liquidity by providing funds for debt service and increasing the capital of MGIC and other subsidiaries. See “Use of Proceeds”.

The common stock offering will be effected pursuant to a separate prospectus supplement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any shares of common stock. There is no assurance that the common stock offering will be completed or, if completed, on what terms it may be completed. The common stock offering and this offering are not contingent upon each other.

Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the common stock offering and that the underwriters for the common stock offering do not exercise their over-allotment option to purchase additional shares and that the underwriters for this offering do not exercise their option to purchase additional notes.

Risk Factors

Please read “Risk Factors” and the other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Corporate Information

We are a Wisconsin corporation. Our principal office is located at MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, Wisconsin 53202 (telephone number (414) 347-6480).

The Offering

The following is a brief summary of certain terms of this offering and is not a complete description of the offering or the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see the section entitled “Description of Notes”. Unless otherwise specified, the following discussion assumes no exercise of the underwriters’ option to purchase additional notes. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of Notes”, references to “MGIC Investment Corporation”, “we”, “our” or “us” refer solely to MGIC Investment Corporation and not its subsidiaries.

Issuer	MGIC Investment Corporation

Notes Offered	$300,000,000 aggregate principal amount of 5% convertible senior notes due 2017. We have granted the underwriters an option to purchase up to an additional $45,000,000 aggregate principal amount of notes within 30 days after the date of this prospectus supplement solely to cover over-allotments.

Maturity Date	May 1, 2017

Interest	5% per year, payable semi-annually in arrears in cash on May 1 and November 1 of each year, beginning November 1, 2010, to holders of record at the close of business on the preceding April 15 and October 15, respectively. There is no right to defer interest payments on the notes.

Ranking	The notes are our senior unsecured obligations and will be equal in right of payment to all our existing and future senior debt, including our 5.625% notes due in 2011 and 5.375% notes due in 2015, and will be senior in right of payment to any existing and future subordinated indebtedness, including our 9% convertible junior subordinated debentures due 2063. The notes will effectively rank junior to all existing and future liabilities, including claims with respect to insured policies and trade payables, of our subsidiaries. As of March 31, 2010, we had no secured indebtedness. As of March 31, 2010, we had approximately $378 million of senior indebtedness that would rank equally with the notes. As of March 31, 2010, our subsidiaries had no indebtedness outstanding (exclusive of trade payables and insurance liabilities).

Conversion Rights	Holders may surrender their notes, in integral multiples of $1,000 principal amount, for conversion into shares of our common stock at the then-applicable conversion rate until the close of business on the second scheduled trading day immediately preceding the maturity date.

Settlement upon Conversion	Upon conversion of the notes, we will deliver on the third trading day following the relevant conversion date, a number of shares of our common stock equal to (i) (A) the aggregate principal amount of notes to be converted divided by (B) $1,000, multiplied by (ii) the then-applicable conversion rate for each $1,000 principal amount of notes; provided, however, that for any conversion that occurs on or after the record date for the payment of interest on the notes at maturity, we will deliver such shares on the maturity date.

Notwithstanding the foregoing, we will deliver cash in lieu of fractional shares based on the closing sale price of our common stock on the applicable conversion date (or, if the relevant conversion date is not a trading day, the next following trading day).

The initial conversion rate for the notes is 74.4186 shares of our common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $13.44 per share of common stock. The conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rate Adjustments”.

In addition, upon the occurrence of make-whole adjustment events (as defined herein), a holder that converts its notes in connection with such a fundamental change may be entitled to receive a make-whole premium in the form of an increase in the conversion rate. See “Description of Notes — Make Whole upon Certain Transactions”.

No Optional Redemption by Us	The notes may not be redeemed at our election prior to the scheduled maturity date.

Fundamental Change Repurchase Right of Holders	If a fundamental change occurs at any time, you will have the right, at your option, to require us to repurchase all or a portion of your notes. The fundamental change repurchase price for such a repurchase will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but not including, the fundamental change repurchase date. Any notes repurchased by us will be paid for in cash. In addition, upon the occurrence of make-whole adjustment events, we may be required to increase the conversion rate. See “Description of Notes — Fundamental Change” and “Description of Notes — Make Whole upon Certain Transactions”.

Book-Entry Form	The notes will be issued in book-entry form and represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

No Prior Market	The notes will be new securities for which there is currently no market. Although certain of the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Listing	We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “MTG”.

Use of Proceeds	We intend to use the net proceeds from this offering and the concurrent common stock offering to provide funds to repay at maturity or repurchase prior to maturity the $78,409,000 outstanding principal amount of our 5.625% Senior Notes due 2011 and for our general corporate purposes, which may include improving liquidity by providing funds for debt service and increasing the capital of MGIC and other subsidiaries. The 5.625% senior notes mature on September 15, 2011.

Trustee, Registrar, Paying Agent and Conversion Agent	U.S. Bank National Association.

U.S. Federal Income Tax Consequences	For a discussion of material United States federal income tax consequences relating to the acquisition, ownership, conversion and disposition of the notes, and the ownership and disposition of the shares of common stock received upon conversion of the notes, see the discussion under the heading “Material U.S. Federal Tax Consequences”.

You should consult your tax advisor with respect to the United States federal income tax consequences of acquiring, owning and disposing of the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Material U.S. Federal Tax Consequences”.

Risk Factors	Investment in the notes involves risk. See “Risk Factors” and all other information included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference for a discussion of factors that should be considered before investing in the notes.

Summary Consolidated Financial Information

The following financial information as of and for each of the years in the three-year period ended December 31, 2009 is derived from our audited consolidated financial statements and related notes incorporated by reference herein. You should read the financial information presented below in conjunction with our consolidated financial statements and accompanying notes as well as the management’s discussion and analysis of results of operations and financial condition, all of which are incorporated by reference into this prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	Year Ended December 31,
	2009	2008	2007

Summary of Operations (in thousands, except per share information)
Revenues:
Net premiums written	$1,243,027	$1,466,047	$1,345,794

Net premiums earned	$1,302,341	$1,393,180	$1,262,390
Investment income, net	304,678	308,517	259,828
Realized investment gains (losses), net, including net impairment losses	51,934	(12,486)	142,195
Other revenue	49,573	32,315	28,793

Total revenues	1,708,526	1,721,526	1,693,206

Losses and expenses:
Losses incurred, net	3,379,444	3,071,501	2,365,423
Change in premium deficiency reserves	(261,150)	(756,505)	1,210,841
Underwriting and other expenses	239,612	271,314	309,610
Reinsurance fee	26,407	1,781	—
Interest expense	89,266	81,074	41,986

Total losses and expenses	3,473,579	2,669,165	3,927,860

Loss before tax and joint ventures	(1,765,053)	(947,639)	(2,234,654)
Benefit from income tax	(442,776)	(397,798)	(833,977)
Income (loss) from joint ventures, net of tax	—	24,486	(269,341)

Net loss	$(1,322,277)	$(525,355)	$(1,670,018)

Weighted average common shares outstanding	124,209	113,962	81,294

Diluted loss per share	$(10.65)	$(4.61)	$(20.54)

Dividends per share	$—	$0.075	$0.775

Balance Sheet Data (at year-end) (in thousands, except per share information):
Total investments	$7,254,465	$7,045,536	$5,896,233
Cash and cash equivalents	1,185,739	1,097,334	288,933
Total assets	9,404,419	9,146,734	7,716,361
Loss reserves	6,704,990	4,775,552	2,642,479
Premium deficiency reserves	193,186	454,336	1,210,841
Short-and long-term debt	377,098	698,446	798,250
Convertible debentures	291,785	272,465	—
Shareholders’ equity	1,302,581	2,434,233	2,594,343
Book value per share	10.41	19.46	31.72
New insurance written (in millions):
Primary insurance	$19,942	$48,230	$76,806
Primary risk	4,149	11,669	19,632
Pool risk(1)	4	145	211

	Year Ended December 31,
	2009	2008	2007

Insurance in force (at year-end) (in millions):
Direct primary insurance	212,182	226,955	211,745
Direct primary risk	54,343	58,981	55,794
Direct pool risk(1)	1,668	1,902	2,800
Primary loans in default ratios:
Policies in force	1,360,456	1,472,757	1,437,432
Loans in default	250,440	182,188	107,120
Percentage of loans in default	18.41%	12.37%	7.45%
Percentage of loans in default — bulk	40.87%	32.64%	21.91%
Insurance operating ratios (GAAP)(2):
Loss ratio	259.5%	220.4%	187.3%
Expense ratio	15.1%	14.2%	15.8%

Combined ratio	274.6%	234.6%	203.1%

Risk-to-capital ratio (statutory basis):
MGIC	19.4:1	12.9:1	10.3:1
Combined insurance companies	22:1:1	14.7:1	11.9:1

(1)	Represents contractual aggregate loss limits and, for the years ended December 31, 2009, 2008 and 2007, for $2.0 billion, $2.5 billion and $4.1 billion, respectively, of risk without such limits, risk is calculated at $0 million, $1 million, and $2 million, respectively, for new risk written, and $190 million, $150 million and $475 million, respectively, for risk in force, the estimated amount that would credit enhance these loans to a “AA” level based on a rating agency model. One of our pool insurance insureds is computing the aggregate loss limit under a pool insurance policy at a higher level than we are computing this limit because we believe the original aggregate limits decreases over time while the insured believes the limit remains constant. At March 31, 2010, the difference was approximately $420 million and under our interpretation will increase in August 2010 and in August of years thereafter. This difference has had no effect on our results of operations because the aggregate paid losses plus the portion of our loss reserves attributable to this policy have been below our interpretation of the loss limit and is expected to be below that limit for some time. In addition, this difference has had no effect on our pool loss forecasts because we do not include the benefits of aggregate loss limits in those forecasts.

(2)	The loss ratio (expressed as a percentage) is the ratio of the sum of incurred losses and loss adjustment expenses to net premiums earned. The expense ratio (expressed as a percentage) is the ratio of the combined insurance operations underwriting expenses to net premiums written.

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in the notes. If any of the following risks develop into actual events, our business, financial condition, results of operations or the market value of the notes could be materially adversely affected and you may lose all or part of your investment. Some factors in this section are forward-looking statements. For a discussion of those statements, see “Cautionary Statement About Forward-Looking Statements”.

Risks Related to Our Business

Even though our plan to write new insurance in MIC has received approval from the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) and the GSEs, because MGIC is not expected to meet statutory risk-to-capital requirements to write new business in various states, we cannot guarantee that the implementation of our plan will allow us to continue to write new insurance on an uninterrupted basis.

The insurance laws or regulations of 17 states, including Wisconsin, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the risk-to-capital requirement. While formulations of minimum capital may vary in certain states, the most common measure applied allows for a maximum permitted risk-to-capital ratio of 25 to 1. At December 31, 2009, MGIC’s risk-to-capital ratio was 19.4 to 1. Based upon internal company estimates, MGIC’s risk-to-capital ratio over the next few years, after giving effect to any contribution of the proceeds from this offering and the concurrent common stock offering to MGIC, could reach 40 to 1 or even higher.

In December 2009, the OCI issued an order waiving, until December 31, 2011, the minimum risk-to-capital ratio. MGIC has also applied for waivers in all other jurisdictions that have risk-to-capital requirements. MGIC has received waivers from some of these states. These waivers expire at various times, with the earliest expiration being December 31, 2010. Some jurisdictions have denied the request because a waiver is not authorized under the jurisdictions’ statutes or regulations and others may deny the request on other grounds. The OCI and other state insurance departments, in their sole discretion, may modify, terminate or extend their waivers. If the OCI or other state insurance department modifies or terminates its waiver, or if it fails to renew its waiver after expiration, MGIC would be prevented from writing new business anywhere, in the case of the waiver from the OCI, or in the particular jurisdiction, in the case of the other waivers, if MGIC’s risk-to-capital ratio exceeds 25 to 1 unless MGIC raised additional capital to enable it to comply with the risk-to-capital requirement. New insurance written in the states that have risk-to-capital ratio limits represented approximately 50% of new insurance written in 2009. If we were prevented from writing new business, our insurance operations would be in run-off, meaning no new loans would be insured but loans previously insured would continue to be covered, with premiums continuing to be received and losses continuing to be paid, on those loans, until we either met the applicable risk-to-capital requirement or obtained a necessary waiver to allow us to once again write new business.

We cannot assure you that the OCI or any other jurisdiction that has granted a waiver of its risk-to-capital ratio requirements will not modify or revoke the waiver, that it will renew the waiver when it expires or that we could raise additional capital to comply with the risk-to-capital requirement. Depending on the circumstances, the amount of additional capital we might need could be substantial. See “— Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debentures convert their debentures into shares of our common stock”.

We are in the final stages of implementing a plan to write new mortgage insurance in MIC in selected jurisdictions in order to address the likelihood that in the future MGIC will not meet the minimum regulatory capital requirements discussed above and may not be able to obtain appropriate waivers of these requirements in all jurisdictions in which minimum requirements are present. In

December 2009, the OCI also approved a transaction under which MIC will be eligible to write new mortgage guaranty insurance policies only in jurisdictions where MGIC does not meet minimum capital requirements similar to those waived by the OCI and does not obtain a waiver of those requirements from that jurisdiction’s regulatory authority. MIC has received the necessary approvals to write business in all of the jurisdictions in which MGIC would be prohibited from continuing to write new business due to MGIC’s failure to meet applicable regulatory capital requirements and obtain waivers of those requirements.

In October 2009, we, MGIC and MIC entered into an agreement with Fannie Mae (the “Fannie Mae Agreement”) under which MGIC agreed to contribute $200 million to MIC (which MGIC has done) and Fannie Mae approved MIC as an eligible mortgage insurer through December 31, 2011 subject to the terms of the Fannie Mae Agreement. Under the Fannie Mae Agreement, MIC will be eligible to write mortgage insurance only in those 16 other jurisdictions in which MGIC cannot write new insurance due to MGIC’s failure to meet regulatory capital requirements and if MGIC fails to obtain relief from those requirements or a specified waiver of them. The Fannie Mae Agreement, including certain restrictions imposed on us, MGIC and MIC, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 16, 2009.

On February 11, 2010, Freddie Mac notified (the “Freddie Mac Notification”) MGIC that it may utilize MIC to write new business in states in which MGIC does not meet minimum regulatory capital requirements to write new business and does not obtain appropriate waivers of those requirements. This conditional approval to use MIC as a “Limited Insurer” will expire December 31, 2012. This conditional approval includes terms substantially similar to those in the Fannie Mae Agreement and is summarized more fully in our Form 8-K filed with the SEC on February 16, 2010.

Under the Fannie Mae Agreement, Fannie Mae approved MIC as an eligible mortgage insurer only through December 31, 2011 and Freddie Mac has approved MIC as a “Limited Insurer” only through December 31, 2012. Whether MIC will continue as an eligible mortgage insurer after these dates will be determined by the applicable GSE’s mortgage insurer eligibility requirements then in effect. For more information, see “— MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements”. Further, under the Fannie Mae Agreement and the Freddie Mac Notification, MGIC cannot capitalize MIC with more than the $200 million contribution without prior approval from each GSE, which limits the amount of business MIC can write. We believe that the amount of capital that MGIC has contributed to MIC will be sufficient to write business for the term of the Fannie Mae Agreement in the jurisdictions in which MIC is eligible to do so. Depending on the level of losses that MGIC experiences in the future, however, it is possible that regulatory action by one or more jurisdictions, including those that do not have specific regulatory capital requirements applicable to mortgage insurers, may prevent MGIC from continuing to write new insurance in some or all of the jurisdictions in which MIC is not eligible to write business.

A failure to meet the specific minimum regulatory capital requirements to insure new business does not necessarily mean that MGIC does not have sufficient resources to pay claims on its insurance liabilities. While we believe that we have claims paying resources at MGIC that exceed our claim obligations on our insurance in force, even in scenarios in which we fail to meet regulatory capital requirements, we cannot assure you that the events that lead to us failing to meet regulatory capital requirements would not also result in our not having sufficient claims paying resources. Furthermore, our estimates of our claims paying resources and claim obligations are based on various assumptions. These assumptions include our anticipated rescission activity, future housing values and future unemployment rates. These assumptions are subject to inherent uncertainty and require judgment by management. Current conditions in the domestic economy make the assumptions about housing values and unemployment highly volatile in the sense that there is a wide range of reasonably possible outcomes. Our anticipated rescission activity is also subject to inherent uncertainty due to the difficulty of predicting the amount of claims that will be rescinded and the outcome of any dispute resolution proceedings related to rescissions that we make.

We have reported net losses for the last three years, expect to continue to report net losses, and cannot assure you when we will return to profitability.

For the years ended December 31, 2009, 2008 and 2007, respectively, we had a net loss of $1.3 billion, $0.5 billion and $1.7 billion. We believe the size of our future net losses will depend primarily on the amount of our incurred and paid losses and to a lesser extent on the amount and profitability of our new business. Our incurred and paid losses are dependent on factors that make prediction of their amounts difficult and any forecasts are subject to significant volatility. We currently expect to incur substantial losses for 2010 and losses in declining amounts thereafter. Among the assumptions underlying our forecasts are that loan modification programs will only modestly mitigate losses; that the cure rate steadily improves but does not return to historic norms until early 2013; and there is no change to our current rescission practices. In this latter regard, see “— We may not continue to realize benefits from rescissions at the levels we have recently experienced and we may not prevail in proceedings challenging whether our rescissions were proper”. Although we currently expect to return to profitability, we cannot assure you when, or if, this will occur. During the last few years our ability to forecast accurately future results has been limited due to significant volatility in many of the factors that go into our forecasts. The net losses we have experienced have eroded, and any future net losses will erode, our shareholders’ equity and could result in equity being negative.

We may not continue to realize benefits from rescissions at the levels we have recently experienced and we may not prevail in proceedings challenging whether our rescissions were proper.

Historically, claims submitted to us on policies we rescinded were not a material portion of our claims resolved during a year. However, beginning in 2008, our rescissions of policies have materially mitigated our paid losses. In 2009, rescissions mitigated our paid losses by $1.2 billion and in the first quarter of 2010, rescissions mitigated our paid losses by $373 million (both of these figures include amounts that would have either resulted in a claim payment or been charged to a deductible under a bulk or pool policy, and may have been charged to a captive reinsurer). While we have a substantial pipeline of claims investigations that we expect will eventually result in future rescissions, we can give no assurance that rescissions will continue to mitigate paid losses at the same level we have recently experienced.

In addition, our loss reserving methodology incorporates the effects we expect rescission activity to have on the losses we will pay on our delinquent inventory. A variance between ultimate actual rescission rates and these estimates, as result of litigation, settlements or other factors, could materially affect our losses. See “—Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.” We estimate rescissions mitigated our incurred losses by approximately $2.5 billion in 2009, compared to $0.6 billion in the first quarter of 2010; both of these figures include the benefit of claims not paid as well as the impact on our loss reserves. In recent quarters, approximately 25% of claims received in a quarter have been resolved by rescissions. At March 31, 2010, we had 241,244 loans in our primary delinquency inventory; the resolution of a material portion of these loans will not involve claims.

If the insured disputes our right to rescind coverage, whether the requirements to rescind are met ultimately would be determined by legal proceedings. Objections to rescission may be made several years after we have rescinded an insurance policy. Countrywide Home Loans, Inc. and an affiliate (“Countrywide”) filed a lawsuit against MGIC alleging that MGIC denied, and continues to deny, valid mortgage insurance claims. We filed an arbitration case against Countrywide regarding rescissions and Countrywide has responded seeking material damages. For more information about this lawsuit and arbitration case, see “—We are subject to the risk of private litigation and regulatory proceedings”. In addition, we continue to discuss with other lenders their objections to material rescissions and are involved in other arbitration proceedings with respect to rescissions that are not collectively material in amount.

We are subject to the risk of private litigation and regulatory proceedings.

Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. Seven mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in late December 2004 following denial of class certification in June 2004. Since December 2006, class action litigation was separately brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. While we are not a defendant in any of these cases, there can be no assurance that we will not be subject to future litigation under RESPA or FCRA or that the outcome of any such litigation would not have a material adverse effect on us.

We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. Given the recent significant losses incurred by many insurers in the mortgage and financial guaranty industries, our insurance subsidiaries have been subject to heightened scrutiny by insurance regulators. State insurance regulatory authorities could take actions, including changes in capital requirements or termination of waivers of capital requirements, that could have a material adverse effect on us.

In June 2005, in response to a letter from the New York Insurance Department, we provided information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. In February 2006, the New York Insurance Department requested MGIC to review its premium rates in New York and to file adjusted rates based on recent years’ experience or to explain why such experience would not alter rates. In March 2006, MGIC advised the New York Insurance Department that it believes its premium rates are reasonable and that, given the nature of mortgage insurance risk, premium rates should not be determined only by the experience of recent years. In February 2006, in response to an administrative subpoena from the Minnesota Department of Commerce, which regulates insurance, we provided the Department with information about captive mortgage reinsurance and certain other matters. We subsequently provided additional information to the Minnesota Department of Commerce, and beginning in March 2008 that Department has sought additional information as well as answers to questions regarding captive mortgage reinsurance on several occasions. In addition, beginning in June 2008, we have received subpoenas from the Department of Housing and Urban Development, commonly referred to as HUD, seeking information about captive mortgage reinsurance similar to that requested by the Minnesota Department of Commerce, but not limited in scope to the state of Minnesota. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.

The anti-referral fee provisions of RESPA provide that HUD as well as the insurance commissioner or attorney general of any state may bring an action to enjoin violations of these provisions of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

Since October 2007 we have been involved in an investigation conducted by the Division of Enforcement of the SEC. The investigation appears to involve disclosure and financial reporting by us and by a co-investor regarding our respective investments in our C-BASS joint venture. We have provided documents to the SEC and a number of our executive officers, as well as other employees, have testified. This matter is ongoing and no assurance can be given that the SEC staff will not recommend an enforcement action against our company or one or more of our executive officers or other employees.

Five previously-filed purported class action complaints filed against us and several of our executive officers were consolidated in March 2009 in the United States District Court for the Eastern District of Wisconsin and Fulton County Employees’ Retirement System was appointed as the lead plaintiff. The lead plaintiff filed a Consolidated Class Action Complaint (the “Complaint”) on June 22, 2009. Due in part to its length and structure, it is difficult to summarize briefly the allegations in the Complaint but it appears the allegations are that we and our officers named in the Complaint violated the federal securities laws by misrepresenting or failing to disclose material information about (i) loss development in our insurance in force, and (ii) C-BASS, including its liquidity. Our motion to dismiss the Complaint was granted on February 18, 2010. On March 18, 2010, plaintiffs filed a motion for leave to file an amended complaint. Attached to this motion was a proposed Amended Complaint (the “Amended Complaint”). The Amended Complaint alleges that we and two of our officers named in the Amended Complaint violated the federal securities laws by misrepresenting or failing to disclose material information about C-BASS, including its liquidity, and by failing to properly account for our investment in C-BASS. The Amended Complaint also names two officers of C-BASS with respect to the Amended Complaint’s allegations regarding C-BASS. The purported class period covered by the Complaint begins on February 6, 2007 and ends on August 13, 2007. The Amended Complaint seeks damages based on purchases of our stock during this time period at prices that were allegedly inflated as a result of the purported violations of federal securities laws. On April 12, 2010, we filed a motion in opposition to Plaintiff’s motion for leave to amend its complaint. With limited exceptions, our bylaws provide that our officers are entitled to indemnification from us for claims against them of the type alleged in the Amended Complaint. We are unable to predict the outcome of these consolidated cases or estimate our associated expenses or possible losses. Other lawsuits alleging violations of the securities laws could be brought against us.

Several law firms have issued press releases to the effect that they are investigating us, including whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan’s investment in or holding of our common stock or whether we breached other legal or fiduciary obligations to our shareholders. With limited exceptions, our bylaws provide that our officers and 401(k) plan fiduciaries are entitled to indemnification from us for claims against them. We intend to defend vigorously any proceedings that may result from these investigations.

As we previously disclosed, for some time we have had discussions with lenders regarding their objections to rescissions that in the aggregate are material. On December 17, 2009, Countrywide filed a complaint for declaratory relief in the Superior Court of the State of California in San Francisco against MGIC. This complaint alleges that MGIC has denied, and continues to deny, valid mortgage insurance claims submitted by Countrywide and says it seeks declaratory relief regarding the proper interpretation of the flow insurance policies at issue. On January 19, 2010, we removed this case to the United States District Court for the Northern District of California. On March 30, 2010, the Court ordered the case remanded to the Superior Court of the State of California in San Francisco. We have asked the Court to stay the remand and plan to appeal this decision. On February 24, 2010, we commenced an arbitration action against Countrywide seeking a determination that MGIC was entitled to deny and/or rescind coverage on the loans involved in the arbitration demand, which numbered more than 1,400 loans as of the filing of the demand. On March 16, 2010, Countrywide filed a response to our arbitration action objecting to the arbitrator’s jurisdiction in view of the case initiated by Countrywide in the Superior Court of the State of California and asserting various defenses to the relief sought by MGIC in the arbitration. The response also seeks damages of at least $150 million, exclusive of interest and costs, as a result of purported breaches of flow insurance policies issued by MGIC and additional damages, including exemplary damages, on account of MGIC’s purported breach of an implied covenant of good faith and fair dealing. We intend to defend MGIC against Countrywide’s complaint and arbitration response, and to pursue MGIC’s claims in the arbitration, vigorously. However, we are unable to predict the outcome of these proceedings or their effect on us.

In addition to the rescissions at issue with Countrywide, we have a substantial pipeline of claims investigations (including investigations involving loans related to Countrywide) that we expect will eventually result in future rescissions. For additional information about rescissions, see “—We may not continue to realize benefits from rescissions at the levels we have recently experienced and we may not prevail in proceedings challenging whether our rescissions were proper”.

Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.

The majority of our insurance written is for loans sold to Fannie Mae and Freddie Mac. The business practices of the GSEs affect the entire relationship between them and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation) when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level delivery fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs.

In September 2008, the Federal Housing Finance Agency (“FHFA”) was appointed as the conservator of the GSEs. As their conservator, FHFA controls and directs the operations of the GSEs. The appointment of FHFA as conservator, the increasing role that the federal government has assumed in the residential mortgage market, our industry’s inability, due to capital constraints, to write sufficient business to meet the needs of the GSEs or other factors may increase the likelihood that the business practices of the GSEs change in ways that may have a material adverse effect on us. In addition, these factors may increase the likelihood that the charters of the GSEs are changed by new federal legislation. Such changes may allow the GSEs to reduce or eliminate the level of private mortgage insurance coverage that they use as credit enhancement, which could have a material adverse effect on our revenue, results of operations or financial condition. The Obama administration and certain members of Congress have publicly stated that that they are considering proposing significant changes to the GSEs. As a result, it is uncertain what role that the GSEs will play in the domestic residential housing finance system in the future or the impact of any such changes on our business.

For a number of years, the GSEs have had programs under which on certain loans lenders could choose a mortgage insurance coverage percentage that was only the minimum required by their charters, with the GSEs paying a lower price for these loans (“charter coverage”). The GSEs have also had programs under which on certain loans they would accept a level of mortgage insurance above the requirements of their charters but below their standard coverage without any decrease in the purchase price they would pay for these loans (“reduced coverage”). Effective January 1, 2010, Fannie Mae broadly expanded the types of loans eligible for charter coverage and in the second quarter of 2010 Fannie Mae eliminated its reduced coverage program. In recent years, a majority of our volume was on loans with GSE standard coverage, a substantial portion of our volume has been on loans with reduced coverage, and a minor portion of our volume has been on loans with charter coverage. We charge higher premium rates for higher coverages. During the first quarter of 2010, the portion of our volume insured at charter coverage has been approximately the same as in the recent years and, due in part to the elimination of reduced coverage by Fannie Mae, the portion of our volume insured at standard coverage has increased. Also, the pricing changes we plan to implement on May 1, 2010 (see “—The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations”.) would eliminate a lender’s incentive to use Fannie Mae charter coverage in place of standard coverage. However, to the extent lenders selling loans to Fannie Mae in the future did choose charter coverage for loans that we insure, our revenues would be reduced and we could experience other adverse effects.

Both of the GSEs have policies which provide guidelines on terms under which they can conduct business with mortgage insurers, such as MGIC, with financial strength ratings below Aa3/AA-. (MGIC’s financial strength rating from Moody’s is Ba3, with a negative outlook; from Standard & Poor’s is B+, with a negative outlook; and from Fitch Ratings Service is BB-, with a negative outlook.) For information about how these policies could affect us, see “—MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements”.

MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements.

The majority of our insurance written is for loans sold to Fannie Mae and Freddie Mac, each of which has mortgage insurer eligibility requirements. We believe that the GSEs are analyzing their mortgage insurer eligibility requirements and may make changes to them in the near future. Currently, MGIC is operating with each GSE as an eligible insurer under a remediation plan. We believe that the GSEs view remediation plans as a continuing process of interaction between a mortgage insurer and MGIC will continue to operate under a remediation plan for the foreseeable future. There can be no assurance that MGIC will be able to continue to operate as an eligible mortgage insurer under a remediation plan. If MGIC ceases being eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings.

The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.

These alternatives to private mortgage insurance include:

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration, or FHA, and the Veterans Administration,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance, using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, or accepting credit risk without credit enhancement, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

The FHA substantially increased its market share beginning in 2008. We believe that the FHA’s market share increased, in part, because mortgage insurers have tightened their underwriting guidelines (which has led to increased utilization of the FHA’s programs) and because of increases in the amount of loan level delivery fees that the GSEs assess on loans (which result in higher costs to borrowers). Recent federal legislation and programs have also provided the FHA with greater flexibility in establishing new products and have increased the FHA’s competitive position against private mortgage insurers.

Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.

In recent years, the level of competition within the private mortgage insurance industry has been intense as many large mortgage lenders reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. Our private mortgage insurance competitors include:

•	PMI Mortgage Insurance Company,

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	Republic Mortgage Insurance Company, whose parent, based on information filed with the SEC through April 12, 2010, is our largest shareholder, and

•	CMG Mortgage Insurance Company.

Until recently, the mortgage insurance industry had not had new entrants in many years. Recently, Essent Guaranty, Inc. announced that it would begin writing new mortgage insurance. Essent has publicly reported that one of its investors is JPMorgan Chase which is one of our customers. The perceived increase in credit quality of loans that are being insured today combined with the deterioration of the financial strength ratings of the existing mortgage insurance companies could encourage new entrants. We understand that one potential new entrant has advertised for employees. The FHA, which in recent years was not viewed by us as a significant competitor, substantially increased its market share beginning in 2008.

Our relationships with our customers could be adversely affected by a variety of factors, including tightening of and adherence to our underwriting guidelines, which have resulted in our declining to insure some of the loans originated by our customers, rescission of loans that affect the customer and our decision to discontinue ceding new business under excess of loss captive reinsurance programs. In the fourth quarter of 2009, Countrywide commenced litigation against us as a result of its dissatisfaction with our rescissions practices shortly after Countrywide ceased doing business with us. See “—We are subject to the risk of private litigation and regulatory proceedings” for more information about this litigation and the arbitration case we filed against Countrywide regarding rescissions. Countrywide and its Bank of America affiliates accounted for 12.0% of our flow new insurance written in 2008 and 8.3% of our new insurance written in the first three quarters of 2009. In addition, we continue to have discussions with other lenders who are significant customers regarding their objections to rescissions.

We believe some lenders assess a mortgage insurer’s financial strength rating as an important element of the process through which they select mortgage insurers. MGIC’s financial strength rating from Moody’s is Ba3, with a negative outlook; from Standard & Poor’s is B+, with a negative outlook; and from Fitch Ratings Service is BB-, with a negative outlook. Absent additional capital, it is possible that MGIC’s financial strength ratings could decline from these levels. As a result of MGIC’s less than investment grade financial strength rating, MGIC may be competitively disadvantaged with these lenders.

Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, liquidity issues affecting lenders or higher interest rates generally or other factors. The residential mortgage market in the United States has for some time experienced a variety of poor or worsening economic conditions, including a material nationwide decline in housing values, with declines continuing in 2010 in a number of geographic areas. Home values may continue to deteriorate and unemployment levels may continue to increase or remain elevated.

The mix of business we write also affects the likelihood of losses occurring.

Even when housing values are stable or rising, certain types of mortgages have higher probabilities of claims. These types include loans with loan-to-value ratios over 95% (or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or total debt-to-income ratios of 38% or higher, as well as loans having combinations of higher risk factors. As of March 31, 2010, approximately 60% of our primary risk in force consisted of loans with loan-to-value ratios equal to or greater than 95%, 9.10% had FICO credit scores below 620, and 12.2% had limited underwriting, including limited borrower documentation. A material portion of these loans were written in 2005 — 2007 or the first quarter of 2008. (In accordance with industry practice, loans approved by GSEs and other automated underwriting systems under “doc waiver” programs that do not require verification of borrower income are classified by us as “full documentation.” For additional information about such loans, see Note 8 to our consolidated financial statements in Item 8 of our annual report on Form 10-K for the year ended December 31, 2009.

Beginning in the fourth quarter of 2007 we made a series of changes to our underwriting guidelines in an effort to improve the risk profile of our new business. Requirements imposed by new guidelines, however, only affect business written under commitments to insure loans that are issued after those guidelines become effective. Business for which commitments are issued after new guidelines are announced and before they become effective is insured by us in accordance with the guidelines in effect at time of the commitment even if that business would not meet the new guidelines. For commitments we issue for loans that close and are insured by us, a period longer than a calendar quarter can elapse between the time we issue a commitment to insure a loan and the time we report the loan in our risk in force, although this period is generally shorter.

From time to time, in response to market conditions, we increase or decrease the types of loans that we insure. In addition, we make exceptions to our underwriting guidelines on a loan-by-loan basis and for certain customer programs. Together these exceptions accounted for less than 5% of the loans we insured in recent quarters. The changes to our underwriting guidelines since the fourth quarter of 2007 include the creation of two tiers of “restricted markets”. Our underwriting criteria for restricted markets do not allow insurance to be written on certain loans that could be insured if the property were located in an unrestricted market. Beginning in September 2009, we removed several markets from our restricted markets list and moved several other markets from our Tier Two restricted market list (for which our underwriting guidelines are most limiting) to our Tier One restricted market list. In addition, we have made other changes that have relaxed our underwriting guidelines and expect to continue to make changes in appropriate circumstances that will do so in the future.

As of March 31, 2010, approximately 3.5% of our primary risk in force written through the flow channel, and 41.0% of our primary risk in force written through the bulk channel, consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. We believe that when the reset interest rate significantly exceeds the interest rate at loan origination, claims on ARMs would be substantially higher than for fixed rate loans. Moreover, even if interest rates remain unchanged, claims on ARMs with a “teaser rate” (an initial interest rate that does not fully reflect the index which determines subsequent rates) may also be substantially higher because of the increase in the mortgage payment that will occur when the fully indexed rate becomes effective. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.

Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting guidelines. We do, however, believe that given the various changes in our underwriting guidelines that were effective beginning in the first quarter of 2008, our insurance written beginning in the second quarter of 2008 will generate underwriting profits.

Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses, losses may have a disproportionate adverse effect on our earnings in certain periods.

In accordance with generally accepted accounting principles, commonly referred to as GAAP, we establish loss reserves only for loans in default. Reserves are established for reported insurance losses and loss adjustment expenses based on when notices of default on insured mortgage loans are received. Reserves are also established for estimated losses incurred on notices of default that have not yet been reported to us by the servicers (this is often referred to as “IBNR”). We establish reserves using estimated claims rates and claims amounts in estimating the ultimate loss. Because our reserving method does not take account of the impact of future losses that could occur from loans that are not delinquent, our obligation for ultimate losses that we expect to occur under our policies in force at any period end is not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses may have a material impact on future results as losses emerge.

Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.

We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporates anticipated mitigation from rescissions.

The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, including unemployment, leading to a reduction in borrowers’ income and thus their ability to make mortgage payments, a drop in housing values that could materially reduce our ability to mitigate potential loss through property acquisition and resale or expose us to greater loss on resale of properties obtained through the claim settlement process and mitigation from rescissions being materially less than assumed. Changes to our estimates could result in material impact to our results of operations, even in a stable economic environment, and there can be no assurance that actual claims paid by us will not be substantially different than our loss reserves.

The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.

We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel the mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.

Subject to regulatory approval, effective May 1, 2010, we will price our new insurance written after considering, among other things, the borrower’s credit score. We made these rate changes to be more competitive with insurance programs offered by the FHA. Had these rate changes been in place with respect to new insurance written in the second half of 2009 and the first quarter of 2010, they would have resulted in lower premiums being charged for a substantial majority of our new insurance written. However, during the first quarter of 2010 (continuing a trend that began in the fourth quarter of 2009), the average coverage percentage of our new insurance written increased. We believe the increased coverage was due in part to the elimination of Fannie Mae’s reduced coverage program. See “—Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses”. Because we charge higher premiums for higher coverages, had our reduced premium rates been in effect during the first quarter, the effect of lower premium rates would have been largely offset by the increase in premiums due to higher coverages. We cannot predict whether our new business written in the future will continue to have higher coverages. For more information about our rate changes, see our Form 8-K that was filed with the SEC on February 23, 2010.

In January 2008, we announced that we had decided to stop writing the portion of our bulk business that insures loans which are included in Wall Street securitizations because the performance of loans included in such securitizations deteriorated materially in the fourth quarter of 2007 and this deterioration was materially worse than we experienced for loans insured through the flow channel or loans insured through the remainder of our bulk channel. As of December 31, 2007 we established a premium deficiency reserve of approximately $1.2 billion. As of March 31, 2010, the premium deficiency reserve was $180 million. At each date, the premium deficiency reserve is the present value of expected future losses and expenses that exceeded the present value of expected future premium and already established loss reserves on these bulk transactions.

The mortgage insurance industry is experiencing material losses, especially on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is significant uncertainty surrounding what our ultimate losses will be on our 2006 and 2007 books. Our current expectation, however, is that these books will continue to generate material incurred and paid losses for a number of years. There can be no assurance that additional premium deficiency reserves on Wall Street Bulk or on other portions of our insurance portfolio will not be required.

Loan modification and other similar programs may not provide material benefits to us and our losses on loans that re-default can be higher than what we would have paid had the loan not been modified.

Beginning in the fourth quarter of 2008, the federal government, including through the Federal Deposit Insurance Corporation (the “FDIC”) and the GSEs, and several lenders have adopted programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. For the quarter ending March 31, 2010, we were notified of modifications involving loans with risk in force of approximately $734 million.

One such program is the Home Affordable Modification Program (“HAMP”), which was announced by the US Treasury in early 2009. Some of HAMP’s eligibility criteria require current information about borrowers, such as his or her current income and non-mortgage debt payments. Because the GSEs and servicers do not share such information with us, we cannot determine with certainty the number of loans in our delinquent inventory that are eligible to participate in HAMP. We believe that it could take several months from the time a borrower has made all of the payments during HAMP’s three month “trial modification” period for the loan to be reported to us as a cured delinquency. We are aware of approximately 43,100 loans in our primary delinquent inventory at March 31, 2010 for which the HAMP trial period has begun and approximately 11,600 delinquent primary loans have cured their delinquency after entering HAMP. We rely on information provided to us by the GSEs and servicers. We do not receive all of the information from such sources that is required to determine with certainty the number of loans that are participating in, or have successfully completed, HAMP.

Under HAMP, a net present value test (the “NPV Test”) is used to determine if loan modifications will be offered. For loans owned or guaranteed by the GSEs, servicers may, depending on the results of the NPV Test and other factors, be required to offer loan modifications, as defined by HAMP, to borrowers. As of December 1, 2009, the GSEs changed how the NPV Test is used. These changes made it more difficult for some loans to be modified under HAMP. While we lack sufficient data to determine the impact of these changes, we believe that they may materially decrease the number of our loans that will participate in HAMP. In January 2010 the United States Treasury department has further modified the HAMP eligibility requirements. Effective June 1, 2010 a servicer may evaluate and initiate a HAMP trial modification for a borrower only after the servicer receives certain documents that allow the servicer to verify the borrower’s income and the cause of the borrower’s financial hardship. Previously, these documents were not required to be submitted until after the successful completion of HAMP’s trial modification period. We believe that this will decrease the number of new HAMP trial modifications.

The effect on us of loan modifications depends on how many modified loans subsequently re-default, which in turn can be affected by changes in housing values. Re-defaults can result in losses for us that could be greater than we would have paid had the loan not been modified. At this point, we cannot predict with a high degree of confidence what the ultimate re-default rate will be, and therefore we cannot ascertain with confidence whether these programs will provide material benefits to us. In addition, because we do not have information in our database for all of the parameters used to determine which loans are eligible for modification programs, our estimates of the number of loans qualifying for modification programs are inherently uncertain. If legislation is enacted to permit a mortgage balance to be reduced in bankruptcy, we would still be responsible to pay the original balance if the borrower re-defaulted on that mortgage after its balance had been reduced. Various government entities and private parties have enacted foreclosure (or equivalent) moratoriums. Such a moratorium does not affect the accrual of interest and other expenses on a loan. Unless a loan is modified during a moratorium to cure the default, at the expiration of the moratorium additional interest and expenses would be due which could result in our losses on loans subject to the moratorium being higher than if there had been no moratorium.

Eligibility under loan modification programs can also adversely affect us by creating an incentive for borrowers who are able to make their mortgage payments to become delinquent in an attempt to obtain the benefits of a modification. New notices of delinquency are a factor that increases our incurred losses.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. The factors affecting the length of time our insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.

During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003. Future premiums on our insurance in force represent a material portion of our claims paying resources.

Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debentures convert their debentures into shares of our common stock.

As noted above under “— Even though our plan to write new insurance in MIC has received approval from the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) and the GSEs, because MGIC is not expected to meet statutory risk-to-capital requirements to write new business in various states, we cannot guarantee that the implementation of our plan will allow us to continue to write new insurance on an uninterrupted basis”, we may be required to raise additional equity capital. If you convert your notes, any such future sales would dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.

We have approximately $390 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We have elected to defer the payment of a total of approximately $55 million of interest on these debentures. We may also defer additional interest in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also converted into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.

The factors that affect the volume of low-down-payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards and liquidity issues affecting lenders,

•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our new insurance written and reduce our revenues.

The Internal Revenue Service has proposed significant adjustments to our taxable income for 2000 through 2007.

The Internal Revenue Service (“IRS”) has completed separate examinations of our federal income tax returns for the years 2000 through 2004 and 2005 through 2007 and has issued assessments for unpaid taxes, interest and penalties. The primary adjustment in both examinations relates to our treatment of the flow through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICS”). This portfolio has been managed and maintained during years prior to, during and subsequent to the examination period. The IRS has indicated that it does not believe that, for various reasons, we have established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We disagree with this conclusion and believe that the flow through income and loss from these investments was properly reported on our federal income tax returns in accordance with applicable tax laws and regulations in effect during the periods involved and have appealed these adjustments. The appeals process is ongoing and may last for an extended period of time, but at this time it is difficult to predict with any certainty when it may conclude. The assessment for unpaid taxes related to the REMIC issue for these years is $197.1 million in taxes and accuracy-related penalties, plus applicable interest. Other adjustments during taxable years 2000 through 2007 are not material, and have been agreed to with the IRS. On July 2, 2007, we made a payment on account of $65.2 million with the United States Department of the Treasury to eliminate the further accrual of interest. We believe, after discussions with outside counsel about the issues raised in the examinations and the procedures for resolution of the disputed adjustments, that an adequate provision for income taxes has been made for potential liabilities that may result from these assessments. If the outcome of this matter differs materially from our estimates, it could have a material impact on our effective tax rate, results of operations and cash flows.

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.

As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.

The implementation of the Basel II capital accord, or other changes to our customers’ capital requirements, may discourage the use of mortgage insurance.

In 1988, the Basel Committee on Banking Supervision developed the Basel Capital Accord (Basel I), which set out international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the Basel Committee issued an update to Basel I (as revised in November 2005, Basel II). Basel II was implemented by many banks in the United States and many other countries in 2009 and may be implemented by the remaining banks in the United States and many other countries in 2010. Basel II affects the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities.

The Basel II provisions related to residential mortgages and mortgage insurance, or other changes to our customers’ capital requirements, may provide incentives to certain of our bank customers not to insure mortgages having a lower risk of claim and to insure mortgages having a higher risk of claim. The Basel II provisions may also alter the competitive positions and financial performance of mortgage insurers in other ways.

We may not be able to recover the capital we invested in our Australian operations for many years and may not recover all of such capital.

We have committed significant resources to begin international operations, primarily in Australia, where we started to write business in June 2007. In view of our need to dedicate capital to our domestic mortgage insurance operations, we have reduced our Australian headcount and are no longer writing new business in Australia. In addition to the general economic and insurance business-related factors discussed above, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia.

We are susceptible to disruptions in the servicing of mortgage loans that we insure.

We depend on reliable, consistent third-party servicing of the loans that we insure. A recent trend in the mortgage lending and mortgage loan servicing industry has been towards consolidation of loan servicers. This reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, current housing market trends have led to significant increases in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses. Future housing market conditions could lead to additional such increases. Managing a substantially higher volume of non-performing loans could lead to disruptions in the servicing of mortgage.

Risks Related to the Notes and Our Common Stock

The notes are effectively subordinated to any secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to existing and future indebtedness that is expressly subordinated in right of payment to the notes, including our 9% Junior Convertible Subordinated Debentures due 2063; equal in right of payment to our existing and future indebtedness that is not so subordinated; junior in right of payment to any future secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and other liabilities of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after any secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional indebtedness or securing any of our indebtedness nor does it prohibit any of our subsidiaries from incurring additional liabilities. As of December 31, 2009, we had outstanding $377 million of outstanding senior indebtedness and $292 million of subordinated indebtedness, and our subsidiaries had no outstanding indebtedness.

The notes are our obligations only and a portion of our operations are conducted through, and a portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. A portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends partially on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

We are a holding company and the payment of dividends from our insurance subsidiaries, which historically has been the principal source of our holding company cash inflow, is restricted by insurance regulations. MGIC is the principal source of dividend-paying capacity. In 2010 and 2011, MGIC cannot pay any dividends to our holding company without approval from the OCI. In addition, under the terms of the Fannie Mae Agreement, which is effective through December 31, 2011, and Freddie Mac Notification, which is effective through December 31, 2012, discussed under “Risk Factors — Risks Related to Our Business — Even though our plan to write new insurance in MIC has received approval from the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) and the GSEs, because MGIC is not expected to meet statutory risk-to-capital requirements to write new business in various states, we cannot guarantee that the implementation of our plan will allow us to continue to write new insurance on an uninterrupted basis”, MGIC may not pay dividends to our holding company without the GSE’s consent; however each GSE has consented to dividends of not more than $100 million in the aggregate to purchase existing debt obligations of our holding company or to pay such obligations at maturity.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired at 11:59 p.m., New York City Time, on Wednesday, October 8, 2008. However, any future governmental actions that interfere with the ability of convertible notes investors to effect short sales on the underlying common stock could significantly affect the market value of convertible securities.

Our common stock may be subject to substantial price fluctuations due to a number of factors, and those fluctuations could adversely impact the trading price of the notes.

The market price of our common stock could be subject to significant fluctuations and may decline. The following factors, among others, could affect our stock price:

•	our historical operating and financial performance and how such performance compares to results anticipated by analysts or investors;

•	market expectations, and changes in expectations, about our prospects, including future operating and financial performance measures, such as new insurance written, paid and incurred losses, and net income or net loss;

•	speculation in the press or investment community;

•	trends in our industry and the markets in which we operate;

•	announcements of material transactions, such as acquisitions, strategic alliances, joint ventures or financings, by us, our major customers or our competitors;

•	sales or the perception in the market of possible sales of a large number of shares of our common stock by our directors or officers; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

Stock markets in general have recently experienced relatively high levels of volatility. These broad market fluctuations may adversely affect the trading price of our common stock.

A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could negatively impact holders of the notes.

We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness or securing any of our indebtedness. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing subordinated indebtedness or common stock, could have the effect of diminishing our ability to make payments on the notes when due.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon the repurchase of the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change at 100% of their principal amount plus accrued and unpaid interest including additional interest, if any, as described under “Description of Notes — Fundamental Change”. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes. In addition, our ability to repurchase the notes may be limited by law, by regulatory authority or by the agreements governing our future indebtedness. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under the agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

The market price of our common stock could be negatively affected by sales of substantial amounts of additional equity securities by us.

Sales by us of a substantial amount of equity securities following this offering and the concurrent common stock offering, including additional shares of our common stock or equity or equity-linked securities senior to our common stock or convertible into our common stock, or the perception that these sales might occur, as well as the potential issuance of a substantial number of shares of our common stock upon exercise of the conversion option associated with the convertible debentures, could cause the market price of our common stock to decline. Such a decline could make more costly or otherwise impair our ability to raise capital in this manner. We may issue additional equity securities in the future for a number of reasons, including to raise capital beyond the capital raised in this offering in order to finance our operations and business strategy. No prediction can be made as to the effect, if any, that future sales or issuance of shares of our common stock or other equity or equity-linked securities will have on the trading price of our common stock.

We are not currently paying dividends and may continue not paying dividends for the foreseeable future.

In October 2008, our board of directors discontinued payment of dividends on our common stock. Accordingly, no dividends were paid in 2009 or the first two quarters of 2010. The payment of future dividends is subject to the discretion of our board of directors and will depend on many factors, including our operating results, financial condition and capital position and the terms of our 9% Convertible Junior Subordinated Debentures due 2063. Under the terms of these debentures, we may not pay dividends on any date on which accrued interest through the most recent interest payment date has not been paid in full, including during any optional interest deferral period. We have deferred the payment of interest on these debentures since April 1, 2009, and therefore we would need to repay approximately $55 million of currently deferred interest and any other interest that becomes payable prior to paying any dividends on our common stock.

We are a holding company and the payment of dividends from our insurance subsidiaries, which historically has been the principal source of our holding company cash inflow, is restricted by insurance regulations. MGIC is the principal source of dividend-paying capacity. In 2010 and 2011, MGIC cannot pay any dividends to our holding company without approval from the OCI. In addition, under the terms of the Fannie Mae Agreement, which is effective through December 31, 2011, and Freddie Mac Notification, which is effective through December 31, 2012, discussed under “Risk Factors — Risks Related to Our Business — Even though our plan to write new insurance in MIC has received approval from the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) and the GSEs, because MGIC is not expected to meet statutory risk-to-capital requirements to write new business in various states, we cannot guarantee that the implementation of our plan will allow us to continue to write new insurance on an uninterrupted basis”, MGIC may not pay dividends to our holding company without the GSE’s consent; however each GSE has consented to dividends of not more than $100 million in the aggregate to purchase existing debt obligations of our holding company or to pay such obligations at maturity.

Our issuance of the notes pursuant to this offering and the common stock pursuant to the concurrent common stock offering is expected to materially increase the risk that we could experience an “ownership change” in the future that could significantly limit our ability to utilize our net operating losses.

As of December 31, 2009, we had over $800 million of net operating losses for tax purposes that we can use in certain circumstances to offset future taxable income and thus reduce our federal income tax liability. Our ability to utilize these net operating losses to offset future taxable income may be significantly limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the corporation’s subsequent use of net operating loss carryovers that arose from pre-ownership change periods and use of losses that are subsequently recognized with respect to assets that had a built-in-loss on the date of the ownership change. The amount of the annual limitation generally equals the value of the corporation immediately before the ownership change multiplied by the long-term tax-exempt interest rate (subject to certain adjustments). To the extent that the limitation in a post-ownership-change year is not fully utilized, the amount of the limitation for the succeeding year will be increased.

We do not expect to experience an ownership change as a result of our issuance of notes pursuant to this offering and the issuance of common stock pursuant to the concurrent offering; nonetheless, such issuances will be taken into account in determining the cumulative change in our ownership for Section 382 purposes. As a result, this offering, and potentially the common stock offering, materially increase the risk that we could experience an ownership change in the future. While we have adopted a shareholder rights plan to minimize the likelihood of transactions in our stock resulting in an ownership change, future issuances of equity-linked securities or transactions in our stock and equity-linked securities that may not be within our control may cause us to experience an ownership change. If we experience an ownership change, we may not be able to fully utilize our net operating losses, resulting in additional income taxes and a reduction in our shareholders’ equity.

Provisions in our organizational documents, our rights agreement and state law could delay or prevent a change in control of our company, or cause a change in control of our company to have adverse regulatory consequences, any of which could adversely affect the price of our common stock, and prospective investors should consider the possible consequences of the rights plan before making an investment in our common stock.

Our articles of incorporation and amended and restated bylaws contain provisions that could have the effect of discouraging, delaying or making it more difficult for someone to acquire us through a tender offer, a proxy contest or otherwise, even though such an acquisition might be economically beneficial to our shareholders. These provisions include dividing our board of directors into three classes and specifying advance notice procedures for shareholders to nominate candidates for election as members of our board of directors and for shareholders to submit proposals for consideration at shareholders’ meetings. In addition, these provisions may make the removal of management more difficult, even in cases where removal would be favorable to the interests of our shareholders.

Each currently outstanding share of our common stock includes, and, so long as we continue to have a shareholder rights plan, each share of our common stock issued upon conversion of the notes issued in this offering will include, a common share purchase right. The rights are attached to and trade with the shares of common stock and currently are not exercisable. The rights will become exercisable if a person or group acquires, or announces an intention to acquire, the beneficial ownership (as defined in the agreement) of 5% or more of our outstanding common stock, subject to certain exceptions. Under the rights agreement, a holder of notes will be deemed to beneficially own the number of shares into which the holder’s notes may be converted. The rights have some anti-takeover effects and generally will cause substantial dilution to a person or group that attempts to acquire control of us without conditioning the offer on either redemption of the rights or amendment of the rights to prevent this dilution, each of which requires our board’s approval. The rights could have the effect of delaying, deferring or preventing a change of control. See “Description of Capital Stock — Common Share Purchase Rights”. Prospective investors should consider the possible consequences of the rights before making an investment in the notes or our common stock.

We are subject to the Wisconsin Business Corporation Law, which contains several provisions that could have the effect of discouraging non-negotiated takeover proposals or impeding a business combination. These provisions include:

•	requiring a supermajority vote of shareholders, in addition to any vote otherwise required, to approve business combinations not meeting statutory adequacy of price standards;

•	prohibiting some business combinations between us and one of our major shareholders for a period of three years, unless the combination was approved by our board of directors prior to the time the major shareholder became a 10% or greater beneficial owner of shares or under some other circumstances; and

•	limiting actions that we can take while a takeover offer for us is being made or after a takeover offer has been publicly announced.

We are also subject to insurance regulations in Wisconsin and other states in which MGIC is a licensed insurer. Wisconsin’s insurance regulations generally provide that no person may acquire control of us unless the transaction in which control is acquired has been approved by the OCI. The regulations provide for a rebuttable presumption of control when a person owns or has the right to vote more than 10% of the voting securities. In addition, the insurance regulations of other states in which MGIC is a licensed insurer require notification to the state’s insurance department a specified time before a person acquires control of us. If such states disapprove the change of control, our licenses to conduct business in the disapproving states could be terminated.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the relevant conversion date, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The adjustment to the conversion rate for notes converted in connection with a make-whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole adjustment event occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole adjustment event. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under “Description of Notes — Make Whole upon Certain Transactions”. The adjustment to the conversion rate for notes converted in connection with a make-whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $75.00 per share or less than $10.75 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 93.0233 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes — Conversion Rate Adjustments”.

Our obligation to increase the conversion rate upon the occurrence of a make-whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rate Adjustments”. However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

You may recognize taxable income in certain circumstances if we adjust or fail to adjust the conversion rate, even if you do not receive cash.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. See “Description of Notes — Conversion Rate Adjustments.” If we adjust the conversion rate (or if we fail to adjust the conversion rate after an event that increases your proportionate interest in us), you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with such an event, and even though you might not exercise your conversion right. See “Material U.S. Federal Tax Consequences.”

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
	2009	2008	2007	2006	2005

Ratios of earnings to fixed charges	(1)	(1)	(1)	16.7	18.9

(1)	Total earnings were insufficient to cover fixed charges by $1.8 billion, $925.4 million and $2.2 billion in 2009, 2008 and 2007, respectively. Total losses for 2009 included an approximately $1.8 billion increase in net loss reserves. Total losses for 2008 included an approximately $1.9 billion increase in net loss reserves. Total losses for 2007 included an approximately $1.5 billion increase in net loss reserves and approximately $1.2 billion associated with establishing a premium deficiency reserve on our Wall Street bulk transactions. The loss before taxes and equity investors for 2007 excludes a $466 million impairment of our entire interests in C-BASS.

For purposes of computing the ratios of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and the interest component of rent expense.

We did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the periods presented above.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $290.8 million from our sale of the notes in this offering, after deducting the underwriting discount and commissions and offering expenses payable by us. If the underwriters exercise their option to purchase additional notes in full, we estimate that we will receive net proceeds of approximately $334.5 million, after deducting the underwriting discount and commissions and offering expenses payable by us.

We estimate that we will receive net proceeds of approximately $671.5 million from our sale of our common stock in the concurrent common stock offering, after deducting the underwriting discount and commissions and offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that we will receive net proceeds of approximately $772.3 million, after deducting the underwriting discount and commissions and offering expenses payable by us.

We intend to use the net proceeds from this offering and the concurrent common stock offering to provide funds to repay at maturity or repurchase prior to maturity the $78,409,000 outstanding principal amount of our 5.625% Senior Notes due 2011 and for our general corporate purposes, which may include improving liquidity by providing funds for debt service and increasing the capital of MGIC and other subsidiaries. The 5.625% senior notes mature on September 15, 2011.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2009:

•	on an actual basis, and

•	on an as adjusted basis, giving effect to the following transactions, after deducting the underwriting discount and estimated offering expenses for each transaction:

•	issuance of the notes in this offering; and

•	issuance of the shares of common stock in the concurrent common stock offering, as described in “Summary — Concurrent Common Stock Offering”.

The information set forth below assumes the underwriters do not exercise their over-allotment option in this offering or in the concurrent common stock offering. You should read this table in conjunction with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. Also, see “Summary — Recent Developments — First Quarter 2010 Financial Information”.

	At December 31, 2009
	Actual	As Adjusted
	(dollars in thousands, except share and per share amounts)
	(Unaudited)

Cash and cash equivalents	$1,185,739	$2,148,039

Long-term debt:
5.625% senior notes due 2011	$78,409	78,409
5.375% senior notes due 2015	300,000	300,000
5% convertible senior notes due 2017 offered hereby	—	300,000
Unamortized senior notes discount	(1,311)	(1,311)

Total senior long-term debt	377,098	677,098
9% convertible junior subordinated debentures due 2063(1)	291,785	291,785

Total long-term debt	668,883	968,883

Shareholders’ equity:
Common stock, $1 par value, shares authorized 460,000,000; shares issued 130,163,060 on an actual basis and 195,279,339 shares issued on an as adjusted basis; shares outstanding 125,101,057 on an actual basis and 190,217,336 shares outstanding on an as adjusted basis	130,163	195,279
Paid-in capital	443,294	1,049,678
Treasury stock (shares at cost, 5,062,003)	(269,738)	(269,738)
Accumulated other comprehensive income, net of tax	74,155	74,155
Retained earnings	924,707	924,707

Total shareholders’ equity	1,302,581	1,974,081

Total capitalization	$1,971,464	2,942,964

(1)	At December 31, 2009 we had $389.5 million of principal amount outstanding on the convertible debentures, with amortized value of $291.8 million reflected as a liability on our consolidated balance sheet with the unamortized discount reflect in equity. At December 31, 2009 we also had $35.8 million of deferred interest outstanding on the convertible debentures, which is included in other liabilities on the consolidated balance sheet. On April 1, 2010, we deferred payment of approximately $17.5 million of additional interest on the subordinated debentures.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the New York Stock Exchange under symbol “MTG”. The following table shows the high and low sale prices for our common stock as reported on the NYSE and the quarterly cash dividends declared per share for the periods indicated.

	High	Low	Dividends

2008
First Quarter	$22.72	$9.60	$0.025
Second Quarter	$14.14	$5.41	$0.025
Third Quarter	$12.50	$3.51	$0.025
Fourth Quarter	$8.91	$1.58	—
2009
First Quarter	$4.45	$0.70	—
Second Quarter	$5.90	$1.32	—
Third Quarter	$9.94	$3.27	—
Fourth Quarter	$7.56	$3.72	—
2010
First Quarter	$11.36	$5.78	—
Second Quarter (through April 20, 2010)	$13.80	$10.65	—

On April 20, 2010, the last sale price of our common stock as reported on the NYSE was $11.06 per share. In October 2008, our board of directors discontinued payment of dividends on our common stock. Accordingly, no dividends were paid in 2009 or the first two quarters of 2010.

The payment of future dividends is subject to the discretion of our board and will depend on many factors, including our operating results, financial condition and capital position and the terms of our 9% Convertible Junior Subordinated Debentures due 2063. Under the terms of these debentures, we may not pay dividends on any date on which accrued interest through the most recent interest payment date has not been paid in full, including during any optional interest deferral period. We have deferred the payment of interest on these debentures since April 1, 2009, and therefore we would need to repay approximately $55 million of currently deferred interest and any other interest that becomes payable prior to paying any dividends on our common stock.

We are a holding company and the payment of dividends from our insurance subsidiaries, which historically has been the principal source of our holding company cash inflow, is restricted by insurance regulations. MGIC is the principal source of dividend-paying capacity. In 2010 and 2011, MGIC cannot pay any dividends to our holding company without approval from the OCI. In addition, under the terms of the Fannie Mae Agreement and Freddie Mac Notification, MGIC may not pay dividends to our holding company without the GSE’s consent; however each GSE has consented to dividends of not more than $100 million in the aggregate to purchase existing debt obligations of our holding company or to pay such obligations at maturity.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following financial information as of and for each of the years in the five-year period ended December 31, 2009 is derived from our audited consolidated financial statements. You should read the financial information presented below in conjunction with our consolidated financial statements and accompanying notes as well as the management’s discussion and analysis of results of operations and financial condition, all of which are incorporated by reference into this prospectus. See “Where You Can Find Additional Information” in the accompanying prospectus.

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands of dollars, except as indicated)

Summary of Operations (in thousands, except per share information)
Revenues:
Net premiums written	$1,243,027	$1,466,047	$1,345,794	$1,217,236	$1,252,310

Net premiums earned	$1,302,341	$1,393,180	$1,262,390	1,187,409	1,238,692
Investment income, net	304,678	308,517	259,828	240,621	228,854
Realized investment gains (losses), net, including net impairment losses	51,934	(12,486)	142,195	(4,264)	14,857
Other revenue	49,573	32,315	28,793	45,403	44,127

Total revenues	1,708,526	1,721,526	1,693,206	1,469,169	1,526,530

Losses and expenses:
Losses incurred, net	3,379,444	3,071,501	2,365,423	613,635	553,530
Changes in premium deficiency reserves	(261,150)	(756,505)	1,210,841	—	—
Underwriting and other expenses	239,612	271,314	309,610	290,858	275,416
Reinsurance fee	26,407	1,781	—	—	—
Interest expense	89,266	81,074	41,986	39,348	41,091

Total losses and expenses	3,473,579	2,669,165	3,927,860	943,841	870,037

(Loss) income before tax and joint ventures	(1,765,053)	(947,639)	(2,234,654)	525,328	656,493
(Benefit) provision for income tax	(442,776)	(397,798)	(833,977)	130,097	176,932
Income (loss) from joint ventures, net of tax	—	24,486	(269,341)	169,508	147,312

Net (loss) income	$(1,322,277)	$(525,355)	$(1,670,018)	$564,739	$626,873

Weighted average common shares outstanding	124,209	113,962	81,294	84,950	92,443

Diluted (loss) earnings per share	$(10.65)	$(4.61)	$(20.54)	$6.65	$6.78

Dividends per share	$—	$0.075	$0.775	$1.00	$0.525

Balance Sheet Data (at year-end) (in thousands, except per share information):
Total investments	$7,254,465	7,045,536	$5,896,233	$5,252,422	$5,295,430
Cash and cash equivalents	1,185,739	1,097,334	288,933	293,738	195,256
Total assets	9,404,419	9,146,734	7,716,361	6,621,671	6,357,569
Loss reserves	6,704,990	4,775,552	2,642,479	1,125,715	1,124,454
Premium deficiency reserves	193,186	454,336	1,210,841	—	—

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands of dollars, except as indicated)

Short-and long-term debt	377,098	698,446	798,250	781,277	685,163
Convertible debentures	291,785	272,465	—	—	—
Shareholders’ equity	1,302,581	2,434,233	2,594,343	4,295,877	4,165,055
Book value per share	10.41	19.46	31.72	51.88	47.31
New insurance written (in millions)
Primary insurance	$19,942	$48,230	$76,806	$58,242	$61,503
Primary risk	4,149	11,669	19,632	15,937	16,836
Pool risk(1)	4	145	211	240	358
Insurance in force (at year-end) (in millions):
Direct primary insurance	212,182	226,955	211,745	176,531	170,029
Direct primary risk	54,343	58,981	55,794	47,079	44,860
Direct pool risk(1)	1,668	1,902	2,800	3,063	2,909
Primary loans in default ratios:
Policies in force	1,360,456	1,472,757	1,437,432	1,283,174	1,303,084
Loans in default	250,440	182,188	107,120	78,628	85,788
Percentage of loans in default	18.41%	12.37%	7.45%	6.13%	6.58%
Percentage of loans in default — bulk	40.87%	32.64%	21.91%	14.87%	14.72%
Insurance operating ratios (GAAP)(2):
Loss ratio	259.5%	220.4%	187.3%	51.7%	44.7%
Expense ratio	15.1%	14.2%	15.8%	17.0%	15.9%

Combined ratio	274.6%	234.6%	203.1%	68.7%	60.6%

Risk-to-capital ratio (statutory basis)
MGIC	19.4:1	12.9:1	10.3:1	6.4:1	6.3:1
Combined insurance companies	22.1:1	14.7:1	11.9:1	7.5:1	7.4:1

(1)	Represents contractual aggregate loss limits and, for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, for $2.0 billion, $2.5 billion, $4.1 billion, $4.4 billion and $5.0 billion, respectively, of risk without such limits, risk is calculated at $0 million, $1 million, $2 million, $4 million and $51 million, respectively, for new risk written, and $190 million, $150 million, $475 million, $473 million and $469 million, respectively, for risk in force, the estimated amount that would credit enhance these loans to a ‘AA’ level based on a rating agency model. One of our pool insurance insureds is computing the aggregate loss limit under a pool insurance policy at a higher level than we are computing this limit because we believe the original aggregate limits decreases over time while the insured believes the limit remains constant. At March 31, 2010, the difference was approximately $420 million and under our interpretation will increase in August 2010 and in August of years thereafter. This difference has had no effect on our results of operations because the aggregate paid losses plus the portion of our loss reserves attributable to this policy have been below our interpretation of the loss limit and is expected to be below that limit for some time. In addition, this difference has had no effect on our pool loss forecasts because we do not include the benefits of aggregate loss limits in those forecasts.

(2)	The loss ratio (expressed as a percentage) is the ratio of the sum of incurred losses and loss adjustment expenses to net premiums earned. The expense ratio (expressed as a percentage) is the ratio of the combined insurance operations underwriting expenses to net premiums written.

DESCRIPTION OF NOTES

We will issue the notes under an indenture between us and U.S. Bank National Association, as registrar, paying agent and conversion agent (the “paying agent) and trustee (the “trustee”), as supplemented by a first supplemental indenture thereto (the “indenture”). This description summarizes some, but not all, of the provisions of the notes and the indenture. We urge you to read the indenture and the form of the note contained therein in their entirety, because they, and not this description, define your rights as a holder of the notes.

In this section, references to “MGIC Investment Corporation”, “we”, “our” or “us” refer solely to MGIC Investment Corporation and not its subsidiaries.

General

The notes will be limited to an aggregate principal amount of $300,000,000 ($345,000,000 principal amount if the underwriters exercise in full their option to purchase additional notes). The notes will mature on May 1, 2017.

The notes will be issued only in denominations of $1,000 principal amount and multiples of $1,000 principal amount. The notes will be payable at the corporate trust office of the paying agent. The notes will be represented by one or more global securities registered in the name of a nominee of the depositary. See “— Book-Entry System”. We may, to the extent permitted by applicable law, at any time, purchase the notes in the open market or by tender at any price or by private agreement.

The notes will bear interest at the rate of 5% per annum from April 26, 2010, the date of original issuance. We will pay interest on the notes semiannually in arrears on May 1 and November 1 of each year, commencing on November 1, 2010, to holders of record at the close of business on the April 15 or October 15 (as the case may be) immediately preceding such interest payment date. We do not have the right to defer interest payments on the notes.

The notes will not have the benefit of a sinking fund.

Each payment of interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the original issuance date) through the day before the applicable interest payment date (or repurchase maturity date, as applicable). Any payment required to be made on any day that is not a business day will be made on the following business day and no interest or other amount will be paid as a result of any such postponement. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in the City of New York are authorized or obligated to close. Interest will cease to accrue on a note upon its maturity, conversion or purchase by us.

You will have the option, subject to the conditions set forth below, to convert your notes into shares of our common stock at an initial conversion rate of 74.4186 shares of common stock per $1,000 principal amount of note (the “conversion rate”). This is equivalent to an initial conversion price of approximately $13.44 per share. The conversion rate is subject to adjustment if certain events occur, as described below under “— Conversion Rate Adjustments”.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Ranking

The notes are senior unsecured obligations of MGIC Investment Corporation and will rank equal in right of payment with our existing and future senior unsecured indebtedness, including our 5.625% notes due in 2011 and 5.375% notes due in 2015, senior in right of payment to our 9% convertible junior subordinated debentures due 2063 and any other of our existing or future subordinated indebtedness and structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries, including claims with respect to loans insured under their insurance policies.

We are a holding company and we conduct our operations through subsidiaries, which generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Our principal source of cash is dividends from MGIC. Wisconsin insurance regulations restrict the amount of dividends that may be paid by MGIC and our other insurance subsidiaries without the consent of the regulator. One of the dividend restrictions is based on statutory policyholders’ surplus, which is computed under statutory accounting principles. We discuss these dividend restrictions and differences between statutory accounting principles and general accepted accounting principles in the notes to our consolidated financial statements included in our most recent Annual Report on Form 10-K, which is one of the documents we hereby incorporate by reference. See “Where You Can Find More Information” and “Risk Factors — Risks Related to the Notes and Our Common Stock — The notes are our obligations only and a portion of our operations are conducted through, and a portion of our consolidated assets are held by, our subsidiaries.”

Contractual provisions, insurance and other laws and regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain the cash required to pay our obligations, including payments on the notes.

In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the notes.

The notes will be effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing that indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

Other than restrictions described under “— Fundamental Change” and “— Merger and Sales of Assets” below, and except for the provisions set forth under “— Make Whole upon Certain Transactions”, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

As of March 31, 2010, we had no secured indebtedness. As of March 31, 2010, we had approximately $378 million of senior indebtedness that would rank equally with the notes. As of March 31, 2010, our subsidiaries had no indebtedness outstanding (exclusive of trade payables and insurance liabilities).

Conversion Rights

You may convert your notes at an initial conversion rate of 74.4186 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $13.44 per share) until the close of business on the second scheduled trading day immediately preceding the maturity date. The conversion rate and the equivalent conversion price in effect at any given time will be subject to adjustment as described below under “— Conversion Rate Adjustments”. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

“Scheduled trading day” means any day that is scheduled by the applicable exchange to be a trading day.

“Trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in our securities generally occurs on the New York Stock Exchange (the “NYSE”), or if our common stock is not listed on the NYSE, then as reported by the NASDAQ Stock Market or the principal other national or regional securities exchange on which the shares of our common stock are then traded or, if our common stock is not listed or approved for trading on the NASDAQ Stock Market or another national or regional securities exchange, on the principal market on which shares of our common stock are then traded. If our common stock is not so listed or traded, “trading day” shall have the same meaning as business day.

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

Upon conversion of a note, a holder will not receive any cash payment of interest unless such conversion occurs between a regular record date and the interest payment date to which such record date relates (in which case interest will be paid as described in the following paragraph), and we will not adjust the conversion rate to account for accrued and unpaid interest. Except in such case, our settlement of conversions as described below under “— Settlement upon Conversion” will be deemed to satisfy our obligation with respect to such notes. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on such regular record date.

If a holder submits its notes for conversion between a record date and the opening of business on the next interest payment date, such holder must pay funds equal to the interest payable on the converted principal amount on such interest payment date; provided, however, that no such payment need be made (1) if we have specified a purchase date following a fundamental change (as defined below) that is after a record date and on or prior to the next interest payment date, (2) to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes, or (3) if the notes are surrendered for conversion after 5:00 p.m., New York City time, on the record date for the payment of interest on the notes at maturity. We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together with (if the notes are in certificated form) the certificated security, to the paying agent who will, on your behalf, convert the notes into shares of our common stock. You may obtain copies of the required form of the conversion notice from the paying agent. If you hold a beneficial interest in a global note, you must comply with DTC’s procedures for converting a beneficial interest in a global note. The “conversion date” with respect to a note will be the date on which the holder of the note has complied with all requirements under the indenture to convert a note.

Settlement upon Conversion

If you surrender your note for conversion, you will receive, on the third trading day following the conversion date, a number of shares of common stock equal to (i) (A) the aggregate principal amount of notes to be converted, divided by (B) $1,000, multiplied by (ii) the applicable conversion rate in effect on the conversion date; provided, however, that for any conversion that occurs on or after the record date for the payment of interest on the notes at maturity, we will deliver such shares on the maturity date. Notwithstanding the foregoing, we will not deliver any fractional shares upon conversion; instead, we will deliver cash in lieu of fractional shares based on the closing sale price of our common stock on the conversion date (or, if the conversion date is not a trading day, the next following trading day).

The “closing sale price” of our common stock on any date means the closing per-share sale price (or if no closing per-share sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported on the NYSE or, if our common stock is not listed on the NYSE, then as reported by the NASDAQ Stock Market or the principal other national or regional securities exchange on which the shares of our common stock are then traded or, if our common stock is not listed or approved for trading on the NASDAQ Stock Market or another national or regional securities exchange, on the principal market on which shares of our common stock are then traded. If our common stock is not so traded, the “closing sale price” of our common stock will be the average of the midpoint of the last bid and ask prices for shares of our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the underwriters.

You will be deemed to be the record holder of the shares of our common stock deliverable on conversion as of the close of business on the conversion date.

Conversion Rate Adjustments

The conversion rate will be subject to adjustment upon the events described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stock holders participate) subject to notice of such participation to holders, in any of the events described below as if such holders of the notes held a number of shares of our common stock equal to the then applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes. If any dividend, distribution or issuance described below is declared but not so paid or made, the conversion rate shall again be adjusted to the conversion rate that would have been in effect if such dividend, distribution or issuance had not been declared. For the avoidance of doubt, in no event will the conversion rate be decreased other than as a result of a share combination described in clause (1) below.

(1) If we pay a dividend or make a distribution exclusively in shares of our common stock on all or substantially all of our shares of our common stock, or if we subdivide or combine our common stock, the conversion rate will be adjusted based on the following formula:

OS
R’ = R ×
OS’

where:

R’ =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination, as the case may be;

R =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination, as the case may be;

OS’ =	the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination, as the case may be; and

OS =	the number of shares of our common stock outstanding immediately after such dividend or distribution, or immediately after the effective date of such subdivision or combination, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants that allow the holders to purchase (for a period expiring within 60 days after the date of issuance) shares of our common stock at a price per share less (or securities convertible into our common stock having a conversion price per share of our common stock less) than the average of the closing sale prices of our common stock for the five consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution, the conversion rate will be increased based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration or are not distributed):

O + N
R’ = R ×
O + ((N × P)/M)

where:

R’ =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

R =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

O =	the number of shares of our common stock outstanding at the close of business on the trading day immediately preceding the ex-dividend date for such distribution;

N =	the number of additional shares of our common stock issuable pursuant to such rights, options or warrants;

P =	the per-share offering price payable to exercise such rights, options or warrants for the additional shares; and

M =	the average of the closing sale prices of our common stock for the five consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date with respect to the distribution.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our common stock at less than the average of the closing sale prices of our common stock for each trading day in the applicable five consecutive trading day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors.

(3) If we pay dividends and other distributions to all or substantially all holders of our common stock consisting of our debt, securities or assets or certain rights to purchase our securities (except for (i) dividends or distributions (including subdivisions) referred to in clause(1) above, (ii) those rights, options or warrants referred to in clause (2) above, (iii) dividends and other distributions paid exclusively in cash and (iv) any spin-off (as defined below) to which the provisions set forth below in this clause (3) shall apply), the conversion rate will be increased based on the following formula:

M
R’ = R x
M − F

where:

R’ =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

R =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

M =	the average of the closing sale prices of our common stock for the five consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

F =	the fair market value, as determined by our board of directors, of the portion of those assets, securities, rights, warrants or options to be distributed in respect of each share of common stock immediately prior to the open of business on the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a national securities exchange or reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off”, the conversion rate will be increased based on the following formula:

F + MP
R’ = R x
MP

where:

R’ =	the conversion rate in effect immediately after the open of business on the effective date for the spin-off;

R =	the conversion rate in effect immediately prior to the open of business on the effective date for the spin-off;

F =	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first five consecutive trading day period immediately following, and including, the effective date for the spin-off (such period, the “valuation period”); and

MP =	the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the effective date for the spin-off. For purposes of determining the conversion rate, in respect of any conversion during the five trading days commencing on the effective date for any spin-off, references within the portion of this clause (3) related to “spin-offs” to five trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the effective date for such spin-off to, but excluding, the relevant conversion date.

(4) If we pay any cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

SP
R’ = R x
SP − C

where:

R’ =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

R =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

SP =	the average of the closing sale prices of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

C =	the amount in cash per share we distribute to holders of our common stock in such distribution.

(5) If we or any of our subsidiaries make a payment to holders of our common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the closing sale prices of our common stock over the five consecutive trading day period commencing on, and including, the trading day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

F + (SP x OS’)
R’ = R x
OS x SP

where:

R’ =	the conversion rate in effect immediately after the open of business on the trading day following the expiration date;

R =	the conversion rate in effect immediately prior to the open of business on the trading day following the expiration date;

F =	the fair market value, as determined by our board of directors (or a committee thereof), of the aggregate consideration payable in such tender or exchange offer (up to any maximum amount specified in the terms of the tender or exchange offer) for all shares of our common stock we or our subsidiaries purchase in such tender or exchange offer, such fair market value to be measured as of the expiration time of the tender or exchange offer (the “expiration time”);

OS =	the number of shares of our common stock outstanding immediately prior to expiration time (prior to giving effect to such tender offer or exchange offer);

OS’ =	the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender offer or exchange offer); and

SP =	the average of the closing sale prices of our common stock over the five consecutive trading day period commencing on, and including, the trading day following the expiration date.

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be made immediately after the open of business on the sixth trading day following the expiration date but will be given effect at the open of business on the trading day following the expiration date. For purposes of determining the conversion rate, in respect of any conversion during the five trading days commencing on the trading day following the expiration date, references within this clause (5) to five trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day following the expiration time to, but excluding, the relevant conversion date.

As used in this section, with respect to any issuance, dividend or distribution, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

If at any time we have a stockholders rights plan providing that each share of our common stock issued upon conversion of the notes, at any time prior to the distribution of separate certificates representing the rights, will be entitled to receive the right, then there will not be any adjustment to the conversion rate as a result of the issuance of rights, the distribution of separate certificates representing rights, the exercise or redemption of rights in accordance with any rights agreement, or the termination or invalidation of rights. In such a case, however, holders will receive the rights under the rights plan upon conversion unless, prior to any conversion, the rights have separated from the common stock. If the rights have separated, the conversion rate will be adjusted at the time of separation as provided in clause (3) above (subject to readjustment in the event of the expiration, termination or redemption of such rights).

The applicable conversion rate will not be adjusted upon certain events, including but not limited to:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of MGIC Investment Corporation and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of MGIC Investment Corporation;

•	ordinary course of business stock repurchases including structured or derivative transactions, pursuant to a stock repurchase program approved by our board of directors (but, for the avoidance of doubt, excluding transactions described in clause (5) above);

•	any accrued and unpaid interest or additional interest; or

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued.

No adjustment in the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion rate. If the adjustment is not made because the adjustment does not change the applicable conversion rate by more than 1% (after giving effect to an adjustment not previously made but carried forward pursuant to this sentence), then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made with respect to the affected notes on any conversion date with respect to the notes.

We may also (but are not required to) increase the conversion rate as permitted by law for at least 20 business days, if our board of directors determines that such increase would be in our best interest, so long as the increase is irrevocable during the period. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock, or rights to purchase shares of our common stock, in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

In the event of a taxable distribution to holders of our common shares which results in an adjustment of the conversion rate, a holder may, in certain circumstances (such as a distribution of a cash dividend), be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our common shares. See “Material U.S. Federal Tax Consequences”.

We will not take any action that would result in adjustment of the conversion rate, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock (“reference property”), you will be entitled thereafter to convert your notes into the type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction; provided that, at and after the effective time of any such transaction, any amount otherwise payable in cash upon conversion of the notes will continue to be payable as described under “— Settlement upon Conversion”. If the notes become convertible into reference property, we will notify the trustee and issue a press release containing the relevant information (and make the press release available on our website).

For purposes of the foregoing, the type and amount of consideration that holders of our common stock are entitled to in the case of any reclassification, consolidation, merger, combination, binding share exchange, sale or transfer of assets or other transaction that causes our common stock to be converted into the right to receive more than a single type of consideration, because the holders of our common stock have the right to elect the type of consideration they receive, will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders and the trustee of the weighted average as soon as practicable after such determination is made.

Except as specifically described above, the applicable conversion rate will not be subject to adjustment in the case of the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right, option or warrant to purchase shares of our common stock or such convertible or exchangeable securities.

Make Whole upon Certain Transactions

If a make-whole adjustment event (as defined below) occurs prior to May 1, 2017, and a holder elects to convert notes in connection with such make-whole adjustment event, we will increase the applicable conversion rate for the notes surrendered for conversion in connection therewith by a number of additional shares of our common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such a make-whole adjustment event if the notice of conversion of the notes is received by the conversion agent from and including the effective date of the make-whole adjustment event up to and including the date that is 35 days after such date.

A “make-whole adjustment event” shall be deemed to have occurred if, prior to May 1, 2017:

•	there occurs a sale, transfer, lease, conveyance or other disposition (other than by way of a merger or consolidation covered by the next bullet point below, which shall be addressed under such bullet point) of all or substantially all of the property or assets of us, or of us and our subsidiaries on a consolidated basis, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or

•	there occurs any transaction or series of related transactions (other than a “listed stock business combination,” as defined below), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash.

A “listed stock business combination” is a transaction in which we consolidate with, or merge with or into, another person, or any person consolidates with, or merges with or into us, where both of the following conditions are satisfied:

•	at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and, if applicable, any associated rights traded on a U.S. national securities exchange (or which will be so traded when issued or exchanged in connection with such consolidation or merger); and

•	as a result of such consolidation or merger the notes become convertible into such common stock and, if applicable, associated rights.

We will mail to holders of the notes, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed make-whole adjustment event. We must make this mailing, announcement and publication at least 30 days before the anticipated effective date of the make-whole adjustment event. In addition, no later than the third business day after the completion of the make-whole adjustment event, we must make an additional notice, announcement and publication announcing such completion.

The number of additional shares will be determined by reference to the table below, based on the effective date of, and the price paid per share of our common stock (the “stock price”) in, the transaction constituting the make-whole adjustment event. If the make-whole adjustment event is of a type described in the first bullet point of the make-whole adjustment event definition above and the consideration paid for our property and assets consists solely of cash, then the stock price will be the cash amount paid for our property and assets, expressed as an amount per share of our common stock outstanding on the effective date of the make-whole adjustment event. If the make-whole adjustment event is of a type described in the second bullet point of the make-whole adjustment event definition above and holders of our common stock receive only cash in the transaction constituting the make-whole adjustment event, the stock price will equal the cash amount paid per share. In all other cases, the stock price will equal the average closing sale price of our common stock (as defined in the indenture) over the five-trading-day period ending on the trading day immediately preceding the effective date.

The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted.

The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments”.

The following table sets forth the share price paid per share of our common stock in the make whole adjustment event and the number of additional shares per $1,000 principal amount of notes by which the conversion rate will be increased:

Effective Date	Share Price

	$10.75	$11.00	$12.00	$13.44	$14.00	$15.00	$17.50	$20.00	$25.00	$30.00	$40.00	$50.00	$75.00
April 20, 2010	18.6047	18.6047	16.6564	13.5940	12.6882	11.3195	8.8978	7.2602	4.9625	3.4875	1.7443	0.8257	0.0037
May 1, 2011	18.6047	18.2217	15.3578	12.3226	11.4277	10.1006	7.8354	6.3980	4.3742	3.0611	1.5190	0.7023	0.0000
May 1, 2012	18.2010	17.3174	14.3794	11.2874	10.3808	9.0461	6.8796	5.5879	3.8185	2.6724	1.3201	0.6008	0.0000
May 1, 2013	17.7193	16.7857	13.6370	10.3840	9.4338	8.0421	5.8738	4.7264	3.2377	2.2663	1.1088	0.4885	0.0000
May 1, 2014	17.5925	16.5626	13.1168	9.5905	8.5684	7.0893	4.8507	3.8044	2.6242	1.8413	0.9018	0.3910	0.0000
May 1, 2015	17.6474	16.4818	12.5820	8.6518	7.5263	5.9524	3.6553	2.7353	1.9017	1.3416	0.6564	0.2749	0.0000
May 1, 2016	17.7299	16.3232	11.6774	7.1542	5.9140	4.2311	2.0633	1.4914	1.0413	0.7405	0.3659	0.1487	0.0000
May 1, 2017	18.6047	16.4905	8.9147	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact share prices and effective dates may not be set forth in the table above, in which case:

•	If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two effective dates, as applicable, based on a 365-day year.

•	If the share price is greater than $75.00 per share, subject to adjustment, the conversion rate will not be adjusted.

•	If the share price is less than $10.75 per share subject to adjustment, the conversion rate will not be adjusted.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed 93.0233 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth above under “— Conversion Rate Adjustments”.

In the event of a conversion of notes in connection with a make whole adjustment event that results in an adjustment of the conversion rate, a holder may be deemed to have received a distribution subject to United States federal income tax as a dividend. See “Material U.S. Federal Tax Consequences”.

Settlement of Conversions upon a Make Whole Adjustment Event

We will settle conversion of notes converted in connection with a make whole adjustment event as described above under “— Settlement upon Conversion”; provided, however, that in connection with a make whole adjustment event in which the holders of our common stock receive only cash consideration for their shares of common stock (in a single per-share amount, other than with respect to appraisal and similar rights), we will settle conversions by delivering, on the tenth business day after the conversion date, for each $1,000 in principal amount of notes, an amount of cash equal to (i) the applicable conversion rate on the conversion date, increased by additional shares, if any, calculated as set forth in this section, multiplied by (ii) the per-share amount of cash consideration paid in such make whole adjustment event.

Fundamental Change

If a fundamental change occurs, each holder of notes will have the right, at its option, to require us to repurchase for cash all of its notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay in cash is equal to 100% of the principal amount of notes to be repurchased plus accrued and unpaid interest, if any, thereon to (but excluding) the repurchase date.

A “fundamental change” will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”

A “change in control” generally will be deemed to occur at such time as:

•	any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

•	there occurs a sale, transfer, lease, conveyance or other disposition (other than by way of a merger or consolidation covered by the next bullet point below, which shall be addressed under such bullet point) of all or substantially all of the property or assets of us, or of us and our subsidiaries on a consolidated basis, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

•	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

•	the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

•	the transaction constitutes a listed stock business combination (as defined above under “— Make-Whole upon Certain Transactions”);

•	the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the first issue date of the notes constituted our board of directors; and

•	any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved; or

•	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is no longer listed for trading on a US national securities exchange.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of the property or assets of us, or of us and our subsidiaries on a consolidated basis, would constitute a fundamental change under the provisions described above.

We will mail to holders of the notes, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed fundamental change. We must make this mailing, announcement and publication at least 30 days before the anticipated effective date of the fundamental change. In addition, no later than the third business day after the completion of the fundamental change, we must make an additional notice, announcement and publication announcing such completion.

To exercise the repurchase right, you must deliver on or before the close of business on the scheduled trading day immediately preceding the fundamental change repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is no fewer than 20 and no more than 45 business days after the date of our notice.

A holder’s notice electing to require us to repurchase such holder’s notes in connection with a fundamental change must state:

•	the portion of the principal amount of notes to be repurchased, in multiples of $1,000;

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes; and

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for repurchase.

You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the last day prior to the repurchase date. If a holder of notes delivers a repurchase notice, it may not thereafter surrender such notes for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes, in multiples of $1,000;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the notes are held in book entry form, the above notices must also comply with the appropriate procedures of DTC.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. In addition, we have, and may in the future incur, other indebtedness with similar change of control provisions permitting our debt holders to accelerate upon the occurrence of similar events and that may contain negative covenants limiting our ability to purchase the notes upon the occurrence of a fundamental change. See “Risk Factors — Risk Related to the Notes and Our Common Stock — We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon the repurchase of the notes”. If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a fundamental change. In addition, Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of notes. We will comply with these rules to the extent they apply at that time.

The foregoing provisions would not necessarily provide the holders of notes with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

Restrictive Covenants

The restrictive covenants described in the accompanying prospectus under “Description of Debt Securities — Certain Restrictions in the Senior Indenture — Limitations on Liens on Stock of Designated Subsidiaries in the Senior Indenture” and “— Limitations on Sales of Capital Stock of Designated Subsidiaries in the Senior Indenture” will not apply to the notes.

Merger and Sales of Assets

We may not (1) consolidate with or merge into any other person or sell, convey, lease or transfer all or substantially all of our assets to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless

•	if we are not the surviving person, then either the surviving person formed by such consolidation or into which we are merged or the person to which our assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; provided, however, that the surviving person shall execute and deliver to the trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest on the notes and the performance of each of our other covenants under the indenture; and

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing.

Upon any such consolidation, merger or transfer, the surviving person (if not us) shall succeed to, and may exercise every right and power of, MGIC Investment Corporation under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

The following are events of default with respect to the notes:

•	default for 30 days in payment of any interest due and payable on the notes;

•	default in payment of principal of the notes and accrued and unpaid interest at maturity or upon repurchase following a fundamental change, when the same becomes due and payable;

•	we fail to provide notice of the occurrence of a fundamental change or a make whole adjustment event as required by the indenture;

•	failure by us to comply with our obligations under “— Merger and Sales of Assets”;

•	default in our obligation to deliver shares of common stock required to be delivered upon conversion of the notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any notes;

•	default under any agreements, indentures or instruments under which we or any of our subsidiaries then has outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed having a principal amount in excess of $40 million in the aggregate of MGIC Investment Corporation and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created, (i) resulting in such indebtedness becoming or being declared due and payable prior to its express maturity date or (ii) constituting a failure to pay at least $40 million of such indebtedness when due and payable (after the expiration of any applicable grace period) at its stated maturity, upon required repurchase, upon declaration or otherwise; provided, that any such event of default shall be deemed cured and not continuing upon payment of such indebtedness or rescission of such declaration;

•	a final judgment for the payment of $40 million or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

•	default in our performance of any other covenants or agreements in respect of the notes contained in the indenture or the notes for 60 days after written notice of such default to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; or

•	certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, will for the 364 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the 180-day period beginning on, and including, the occurrence of such an event of default during which such event of default is continuing, which such additional interest rate will be increased by an additional 0.25% per annum, on the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 180th day), provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum. If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 365th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 365th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above. In order to elect to pay the additional interest as the sole remedy during the first 364 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election prior to the beginning of such 364-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

The indenture requires that we file annually with the Trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the trustee written notice within 30 days of any default under the indenture and any event that with the giving of notice or the lapse of time would become an event of default under the Indenture.

The indenture provides that if an event of default occurs and is continuing with respect to the notes, either the trustee or the registered holders of at least 25% in aggregate principal amount of the notes may declare the principal amount plus accrued and unpaid interest, if any, on the notes to be due and payable immediately. If an event of default relating to some events of bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued and unpaid interest, if any, on the notes will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the notes have been cured (other than the nonpayment of principal of the notes which has become due solely by reason of the declaration of acceleration), then the registered holders of a majority in aggregate principal amount of notes may rescind the declaration of acceleration.

A holder of notes may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for the notes;

•	the holders of at least 25% in principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

•	the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the notes do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of notes to sue for enforcement of payment of the principal of or interest on the holder’s notes on or after the respective due dates expressed in its notes or the holder’s right to convert its notes in accordance with the indenture.

The trustee is entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to reasonable indemnification before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the notes or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture also provides that the registered holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of the notes, or would involve the trustee in personal liability.

The indenture provides that, while the trustee generally must mail notice of a default or event of default to the registered holders of the notes within 90 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of the notes.

Modification and Waiver

We may amend or supplement the indenture if the holders of a majority in principal amount of the notes consent to it. Without the consent of the holder of each note affected thereby, however, no modification may:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce any rate of interest or change the time for payment of interest on the notes;

•	reduce the principal amount of the notes or change their final stated maturity;

•	reduce the repurchase price of the notes or change the time at which the notes may or must be repurchased;

•	make payments on the notes payable in currency other than as originally stated in the notes;

•	impair the holder’s right to institute suit for the enforcement of any payment on the notes;

•	make any change in the percentage of principal amount of notes necessary to waive compliance with some provisions of the indenture or to make any change in this provision for modification;

•	waive a continuing default or event of default regarding any payment on the notes; or

•	adversely affect the conversion or repurchase provisions of the notes.

We may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the Indenture by a successor upon any merger, consolidation or asset transfer permitted under the Indenture;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to provide any security for or guarantees of the notes;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to add covenants that would benefit the holders of notes or to surrender any rights we have under the indenture;

•	to add events of default with respect to the notes;

•	to add circumstances under which we will pay additional interest on the notes;

•	to make any change that does not adversely affect any outstanding notes in any material respect; or

•	to conform the provisions thereof to this description of notes.

The holders of a majority in principal amount of the outstanding notes generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, with respect to amendments that do not require the consent of holders of notes, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity, any repurchase date or upon conversion or otherwise, cash and shares of our common stock (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the market prices of the notes and of our common stock, any interest payable on the notes and the conversion price of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Reports

So long as any notes are outstanding, we will:

•	file with the SEC within the time periods prescribed by its rules and regulations; and

•	furnish to the trustee within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations,

all annual and quarterly reports, information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

So long as we are required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, our obligation to deliver the information referred to above shall be deemed satisfied upon the filing of such information in the EDGAR system and the giving of notice to the trustee as to the public availability of such information from such source.

If at any time we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will provide the trustee and the holders of notes with annual and quarterly reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such annual and quarterly reports shall be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements. We will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Trustee

U.S. Bank National Association is the initial trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Form, Exchange, Registration and Transfer

We will issue the notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Notes will be exchangeable for other notes, for the same principal amount and for the same terms but in different authorized denominations in accordance with the indenture. Holders may present notes for registration of transfer at the office of the paying agent or any transfer agent we designate. The paying agent or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. See “— Book-Entry System” below for further description of the procedures and requirements for transfer of ownership pursuant to DTC’s book-entry transfer system.

We have appointed the paying agent as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

Payment and Paying Agents

Payments in respect of the principal and interest, including additional interest, if any, on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the paying agent or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1 million of notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

The paying agent will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and the paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Book-Entry System

The notes will be represented by one or more global securities (each a “global security”). Each global security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under circumstances described below, the notes will not be issued in definitive form.

Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form, and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on the notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither MGIC Investment Corporation, the trustee or the paying agent (or any successor entity acting in any of those roles) will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of the participants.

If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, or an event of default has occurred and is continuing and the trustee has received a request from DTC or any successor depositary to issue certificated securities, we will issue the notes in definitive form in exchange for the entire global security for the notes. In addition, we may at any time and in our sole discretion determine not to have the notes represented by a global security and, in such event, will issue the notes in definitive form in exchange for the entire global security relating to the notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of the notes represented by the global security equal in principal amount to the beneficial interest and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Because this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation, by-laws and rights agreement, which are filed as exhibits to the registration statement of which this prospectus supplement is a part and incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” in the accompanying prospectus.

General

Our authorized capital stock consists of 460,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share. As of March 31, 2010, 125,561,696 shares of our common stock were outstanding. As of the date of this prospectus supplement, no shares of our preferred stock were outstanding.

Common Stock

All of our issued and outstanding shares are, and the shares to be issued upon conversion of the notes issued pursuant to this prospectus supplement will be, fully paid and nonassessable.

We are a holding company and our principal source of cash is dividends from MGIC. Under applicable state insurance law, the amount of cash dividends and other distributions that can be paid from MGIC may be restricted. See “Price Range of Common Stock and Dividend Policy”. The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. Also, because we are a holding company, our rights and the rights of our creditors, including the holders of debt securities, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

Except as provided under Wisconsin law and except as may be determined by our board of directors with respect to any series of preferred stock, only the holders of our common stock will be entitled to vote for the election of members of our board of directors and on all other matters. Holders of our common stock are entitled to one vote per share of common stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. Please see “— Statutory Provisions — Control Share Voting Restrictions”. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected.

All shares of our common stock are entitled to participate equally in distributions in liquidation, subject to the prior rights of any preferred stock that may be outstanding. Holders of our common stock have no preemptive rights to subscribe for or purchase our shares. There are no conversion rights, sinking fund or redemption provisions applicable to our common stock.

Common Share Purchase Rights

On July 22, 1999, our Board of Directors declared a dividend of one common share purchase right for each outstanding share of common stock. Giving effect to subsequent amendments to the shareholder rights agreement under which the rights were issued, each right entitles the registered holder to purchase from us one share of common stock at a price of $25.00 per share (equivalent to $12.50 for each one-half of a share), subject to adjustment.

Until the earlier to occur of (1) 10 days following a public announcement that a person has become an acquiring person or (2) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person becoming an acquiring person (the earlier of such dates being called the “distribution date”), the rights will be evidenced by common stock certificates. An “acquiring person” is any person that becomes a beneficial owner of 5% or more of our common stock. The rights are not exercisable until the distribution date.

If there is a distribution date, then each right, subject to certain limitations, will entitle its holder to purchase, at the rights’ then-current purchase price, a number of shares of our common stock (or if, after the shares acquisition date, we are acquired in a business combination, common shares of the acquiror) having a market value at the time equal to twice the then-current purchase price of the rights. The rights will expire on August 17, 2012, subject to extension; however, if our shareholders do not approve the rights agreement at our annual meeting of shareholders scheduled to occur on May 6, 2010, our board of directors intends to redeem the rights or otherwise render them ineffective promptly after the certification of the vote. If you acquire shares of common stock upon conversion of notes acquired in this offering, you will not be able to vote those shares at the 2010 annual meeting because the March 5, 2010 record date for the meeting has passed. The rights are redeemable at a price of $0.001 per right at any time prior to the time a person becomes an acquiring person. Other than certain amendments, our board of directors may amend the rights in any respect without the consent of the holders of the rights.

See “Risk Factors — Risks Related to the Notes and Our Common Stock — Provisions in our organizational documents, our rights agreement and state law could delay or prevent a change in control of our company, or cause a change in control of our company to have adverse regulatory consequences, any of which could adversely affect the price of our common stock, and prospective investors should consider the possible consequences of the rights plan before making an investment in our common stock”.

Preferred Stock

Shares of our preferred stock may be issued with such designations, preferences, limitations and relative rights as our board of directors may from time to time determine. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock. In connection with the amendment of our articles of incorporation that authorized preferred stock, our board of directors and management represented that they will not issue, without prior shareholder approval, preferred stock (1) for any defensive or anti-takeover purpose, (2) to implement any shareholder rights plan, or (3) with features intended to make any attempted acquisition of our company more difficult or costly. No preferred stock will be issued to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue.

If we offer preferred stock, we will file the terms of the preferred stock with the SEC and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

Statutory Provisions

Business Combination Statute.  Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of business combinations between a “resident domestic corporation” and an “interested shareholder”. A business combination is defined to include any of the following transactions:

•	a merger or share exchange;

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to 5% or more of the market value of the stock or consolidated assets of the resident domestic corporation or 10% of its consolidated earning power or income;

•	the issuance of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock of the resident domestic corporation;

•	the adoption of a plan of liquidation or dissolution; or

•	certain other transactions involving an interested shareholder.

A “resident domestic corporation” is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Securities Exchange Act of 1934 and that, as of the relevant date, satisfies any of the following:

•	its principal offices are located in Wisconsin;

•	it has significant business operations located in Wisconsin;

•	more than 10% of the holders of record of its shares are residents of Wisconsin; or

•	more than 10% of its shares are held of record by residents of Wisconsin.

We are a resident domestic corporation for purposes of these statutory provisions.

An interested shareholder is defined to mean a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a resident domestic corporation or who is an affiliate or associate of the resident domestic corporation and beneficially owned 10% of the voting power of its then outstanding voting stock within the last three years.

Under this law, we cannot engage in a business combination with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless our board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested shareholder before such acquisition. We may engage in a business combination with an interested shareholder after the three-year period with respect to that shareholder expires only if one or more of the following conditions is satisfied:

•	our board of directors approved the acquisition of the stock prior to such shareholder’s acquisition date;

•	the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder; or

•	the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

Fair Price Statute.  The Wisconsin Business Corporation Law also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a significant shareholder and a resident domestic corporation such as us require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A “significant shareholder” for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation, or is an affiliate of the resident domestic corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation within the last two years. Any such business combination must be approved by 80% of the voting power of the resident domestic corporation’s stock and at least two-thirds of the voting power of its stock not beneficially owned by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met:

•	the aggregate value of the per share consideration is equal to the highest of:

•	the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination;

•	the market value of the corporation’s shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher; or

•	the highest preferential liquidation or dissolution distribution to which holders of the shares would be entitled; and

•	either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

Control Share Voting Restrictions.  Under Section 180.1150 of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation or otherwise specified by the board of directors, the voting power of shares of a resident domestic corporation held by any person or group of persons acting together in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation’s shareholders have approved restoration of the full voting power of the otherwise restricted shares. Our articles do not provide otherwise.

Defensive Action Restrictions.  Section 180.1134 of the Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following:

•	acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares; or

•	sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

We currently have more than three independent directors. The foregoing restrictions may have the effect of deterring a shareholder from acquiring our shares with the goal of seeking to have us repurchase such shares at a premium over market price.

Insurance Regulations.  Wisconsin’s insurance regulations generally provide that no person may acquire control of us unless the transaction in which control is acquired has been approved by the Office of the Commissioner of Insurance of Wisconsin. The regulations provide for a rebuttable presumption of control when a person owns or has the right to vote more than 10% of the voting securities. In addition, the insurance regulations of other states in which MGIC is a licensed insurer require notification to the state’s insurance department a specified time before a person acquires control of us. If such states disapprove the change of control, our licenses to conduct business in the disapproving states could be terminated.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax (and, in the case of certain foreign individuals, estate tax) consequences of the acquisition, ownership, and disposition of the notes and the shares of common stock into which the notes may be converted. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences described below. In addition, this discussion does not address the consequences of any state, local, or foreign tax consequences.

This summary only applies to those U.S. Holders or Non-U.S. Holders (each as defined below) who purchase notes in the initial offering at the initial offering price and who hold notes or shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, brokers or dealers in securities or currencies, traders in securities that elect to mark to market, “controlled foreign corporations”, “passive foreign investment companies”, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding notes or shares of our common stock as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, persons who received shares in connection with the performance of services, or U.S. Holders that have a functional currency other than the U.S. dollar. In the case of any Non-U.S. Holder who is an individual, this summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of notes (or of share of our common stock received upon a conversion of the notes) that is, for U.S. federal income tax purposes,

(1) a citizen or individual resident of the United States, (2) a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust (A) whose administration is subject to the primary supervision of a court within the United States and which is subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code, or (B) that has made a valid election under applicable Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of notes (or of share of our common stock received upon a conversion of the notes) that is neither a U.S. Holder nor an entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity”. If an entity classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” owns notes or shares of our common stock, the U.S. federal income tax treatment of a member of the entity will depend on the status of the members and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, is not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” and that owns notes or shares of our common stock, and any members of such an entity, should consult their tax advisors.

U.S. Holders

Interest income

It is anticipated, and this summary assumes, that the notes will be issued for an amount equal to their principal amount. Payments of interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income (in accordance with the U.S. Holder’s regular method of tax accounting) at the time such payments are accrued or received.

Sale or other taxable disposition of the notes

Upon a sale or other taxable disposition of notes (other than a conversion into common stock), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other taxable disposition, other than amounts attributable to accrued but unpaid interest on the notes (which will be treated as a payment of interest), and the U.S. Holder’s tax basis in such notes. A U.S. Holder’s tax basis in a note generally will be equal to the cost of the note to such U.S. Holder. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes is more than one year at the time of disposition. A long-term capital gain recognized by an individual upon a taxable disposition of a note is generally eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations.

Conversion of notes into common stock

A U.S. Holder’s conversion of a note will not be a taxable event, except that (1) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share) and (2) the fair market value of any common stock received with respect to accrued interest will be taxed as a payment of interest (as described above). Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes is more than one year at the time of conversion. A long-term capital gain recognized by an individual upon a taxable disposition of a note is generally eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations.

A U.S. Holder’s tax basis in common stock received (other than any common stock received with respect to accrued interest, the tax basis of which would equal the fair market value of the stock received) will be the same as the U.S. Holder’s basis in the note at the time of conversion, reduced by any basis allocated to a fractional share.

The U.S. Holder’s holding period for the common stock received will include the U.S. Holder’s holding period for the convertible note converted, except that the holding period for any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments” and “Description of Notes — Conversion Rights — Make Whole upon Certain Transactions”. Under Section 305(c) of the Code, adjustments (or the absence of adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. Accordingly, if at any time we make a distribution of cash or property to our shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders that own notes. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets generally will result in deemed distribution treatment to U.S. Holders that own notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of our stock, however, will generally not be considered to result in a deemed distribution. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the rules described in the following paragraph. However, it is unclear whether such a deemed distribution would be eligible for the reduced tax rate applicable to certain dividends received by individuals or for the dividends-received deduction applicable to certain dividends received by corporations. U.S. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Distributions on common stock

Distributions, if any, paid to a U.S. Holder on shares of our common stock (and any constructive distributions that arise as a result of certain adjustments in the conversion rate of the notes, as described in “U.S. Holders — Constructive distributions”) generally will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent the distributions exceed our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of those shares. Any such gain is subject to the tax treatment described below in “U.S. Holders — Sale or other taxable disposition of common stock”. Any portion of such distributions that constitutes a dividend will be eligible for the dividends-received deduction if the U.S. Holder is a corporation that meets certain holding period and other requirements. In the case of a U.S. Holder that is an individual, a dividend received by such a U.S. Holder in a taxable year ending on or before December 31, 2010 on a share of our common stock generally will constitute “qualified dividend income” and will be subject to a reduced maximum U.S. federal income tax rate of 15% if certain holding period and other requirements are satisfied.

Sale or other taxable disposition of common stock

Upon the sale or other taxable disposition of shares of our common stock received upon conversion of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received upon the sale or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such shares. That capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such shares is more than one year. A long-term capital gain recognized by an individual upon a taxable disposition of such shares is generally eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information returns will be filed with the IRS in connection with payments on the notes, dividends on our common stock and the proceeds from a sale or other disposition of the notes or our common stock. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest income

Interest earned on a note by a Non-U.S. Holder will be considered “portfolio interest”, and will not be subject to U.S. federal income tax, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us as described in Section 881(c)(3)(C) of the Code;

•	the Non-U.S. Holder is not a bank receiving the interest on a loan made in the ordinary course of its business;

•	the Non-U.S. Holder certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN (or a suitable substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied; and

•	the interest is not effectively connected with the conduct of a trade or business (or, if a United States income tax treaty applies, is not attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder.

Any interest earned on a note that is effectively connected with the conduct of a trade or business (or, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by a Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% of effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. However, such effectively connected income will not be subject to U.S. federal income tax withholding, provided that the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI (or a suitable substitute form) to us or to the person who otherwise would be required to withhold U.S. tax.

Any payments to a Non-U.S. Holder of interest that do not qualify for the “portfolio interest” exemption, and that are not effectively connected with the conduct of a trade or business (or, if a United States income tax treaty applies, are not attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder, will be subject to U.S. federal income tax and withholding at a rate of 30% (or at a lower rate under an applicable tax treaty).

Distributions on common stock

Distributions, if any, paid to a Non-U.S. Holder on shares of our common stock (and any constructive distributions that arise as a result of certain adjustments in the conversion rate of the notes, as described in “U.S. Holders — Constructive distributions”) generally will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under

U.S. federal income tax principles. To the extent the distributions exceed our current or accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of those shares. Any such gain is subject to the tax treatment described below in “Non-U.S. Holders — Sale or other taxable disposition of common stock”.

Any dividends paid to a Non-U.S. Holder with respect to shares of our common stock (and any constructive dividends that arise as a result of certain adjustments in the conversion rate of the notes, as described in “U.S. Holders — Constructive distributions” above) will be subject to U.S. federal income tax and withholding at a 30% rate (or lower applicable income tax treaty rate) if the dividends are not effectively connected with the conduct of a trade or business (or, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder. In the case of a constructive dividend, it is possible that this tax would be withheld from any amount owed to the Non-U.S. Holder, including, but not limited to, interest payments on the notes, dividend payments on shares of common stock, or sales proceeds subsequently paid or credited to the Non-U.S. Holder.

Any dividends (including constructive dividends) that are received by a Non-U.S. Holder and that are effectively connected with the conduct of a trade or business (or, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% of effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. However, such effectively connected income will not be subject to U.S. federal income tax withholding, provided that the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI (or a suitable substitute form) to us or to the person who otherwise would be required to withhold U.S. tax.

Any portion of a distribution on shares of our common stock that is made to a Non-U.S. Holder and that is in excess of our current and accumulated earnings and profits may be subject to U.S. federal income tax withholding, regardless of whether such portion is subject to U.S. federal income tax in the hands of the Non-U.S. Holder. A Non-U.S. Holder may obtain a refund of any excess withheld amounts by filing an appropriate claim for refund with the IRS.

A Non-U.S. Holder that wishes to claim the benefit of an applicable treaty rate with respect to dividends on shares of our common stock is required to satisfy applicable certification and other requirements. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal income tax pursuant to an applicable income tax treaty may obtain a refund of any excess withheld amounts by filing an appropriate claim for refund with the IRS.

Sale or other taxable disposition of notes or common stock

Upon a conversion of notes into shares of our common stock (and cash, if any, in lieu of fractional shares), a Non-U.S. Holder will recognize gain for U.S. federal income tax purposes to the extent generally that a U.S. Holder will recognize gain (see “U.S. Holders — Conversions of notes into common stock”). A Non-U.S. Holder will also recognize gain for U.S. federal income tax purposes upon the sale, redemption, or other taxable disposition (not including a conversion) of a note.

Subject to the discussion below regarding information reporting and backup withholding, any gain recognized by a Non-U.S. Holder upon a sale or other taxable disposition (including a retirement or redemption) of notes or shares of our common stock, and any portion of a distribution that is treated as a capital gain as described above in “Non-U.S. Holders — Distributions on common stock”, will not be subject to U.S. federal income tax unless:

(1) the gain is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder;

(2) in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which the gain is realized and certain other conditions are met; or

(3) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes, and such Non-U.S. Holder held more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held our notes or common stock.

In the case of a Non-U.S. Holder described in clause (1) above, any such gain will be subject to U.S. federal income tax at regular graduated rates, and (if the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax at a rate of 30% of effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. However, any such gain that is recognized by a Non-U.S. Holder described in clause (1) above will not be subject to U.S. federal income tax withholding, provided that in the case of a distribution that is treated as a capital gain as described above in “Non-U.S. Holders — Distributions on common stock”, the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI (or a suitable substitute form) to us or to the person who otherwise would be required to withhold U.S. tax.

An individual Non-U.S. Holder described in clause (2) above will be subject to a flat 30% tax on such gain, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe that we have never been a United States real property holding corporation during the five years preceding the date of this prospectus supplement, and we do not anticipate that we will become a United States real property holding corporation. No assurances can be provided in this regard, however.

Recent legislation affecting notes or common stock held through foreign accounts

On March 18, 2010, President Obama signed into law the Hiring Incentives to Restore Employment Act of 2010, which may result in materially different withholding and information reporting requirements than those described above for payments made after December 31, 2012. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of interest, dividends, and sales proceeds to foreign intermediaries and certain Non-U.S. Holders. The legislation imposes a 30% withholding tax on interest and dividends on, and gross proceeds from the sale or other disposition of, our notes and shares of common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution agrees, among other things, to annually report certain information with respect to “United States accounts” maintained by such institution, or (ii) the foreign non-financial entity either certifies it does not have any “substantial U.S. owners” or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation generally applies to payments made after December 31, 2012, but exempts from withholding any payment on, or proceeds in respect of, debt instruments outstanding on the date two years after the date of enactment (March 18, 2010). A Non-U.S. Holder generally would be permitted to claim a refund to the extent any tax withheld exceeded the Non-U.S. Holder’s actual U.S. federal income tax liability. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of this legislation with respect to their investment in notes or shares of our common stock.

Information reporting and backup withholding

The amount of any interest or dividends paid to a Non-U.S. Holder with respect to notes or shares of our common stock, respectively, and the amount of any tax withheld, generally must be reported to the IRS and to the Non-U.S. Holder, regardless of whether withholding was required. Copies of the information returns reporting such interest, dividends, and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides.

Any interest or dividends paid to a Non-U.S. Holder with respect to notes or shares of our common stock, respectively, generally will not be subject to backup withholding, provided that the Non-U.S. Holder certifies, under penalties of perjury, on IRS Form W-8BEN (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

The payment to a Non-U.S. Holder of the proceeds of a disposition of a note or a share of our common stock by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the Non-U.S. Holder either certifies, under penalties of perjury, on IRS Form W-8BEN (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition of a note or share of our common stock by or through the foreign office of a foreign broker (as defined in applicable Treasury regulations). Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition of a note or share of our common stock by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be credited against the U.S. federal income tax liability of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund if the required information is furnished to the IRS in a timely manner.

Federal estate tax

The estate tax provisions of the Code lapsed on January 1, 2010. Under current law, a U.S. federal estate tax is scheduled to take effect on January 1, 2011, but legislation may be enacted to reinstitute the U.S. estate tax with retroactive effect to January 1, 2010. Under the U.S. estate tax provisions that are scheduled to take effect on January 1, 2011 (and presumably under any legislation that may be enacted to reinstitute the U.S. estate tax with retroactive effect to January 1, 2010):

•	any note that is owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the date of death will not be included in such individual’s estate for U.S. federal estate tax purposes, unless (i) the individual owns, directly or indirectly, 10% or more of the voting power of all our stock, or (ii) at the time of such individual’s death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States; and

•	any shares of our common stock that are owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the date of death will be included in such individual’s estate for U.S. federal estate tax purposes and will be subject to U.S. federal estate tax, except as may otherwise be provided by an applicable estate tax treaty between the United States and the decedent’s country of residence.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase notes in the principal amounts indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Principal Amount
Underwriters	of Notes

Goldman, Sachs & Co.	$240,000,000
Barclays Capital Inc.	15,000,000
J.P. Morgan Securities Inc.	15,000,000
Dowling & Partners Securities LLC	12,000,000
Keefe, Bruyette & Woods, Inc.	6,000,000
Northland Securities, Inc.	6,000,000
Piper Jaffray & Co.	6,000,000

Total	$300,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option described below unless and until this option is exercised.

If the underwriters sell more notes than the total number set forth in the table above, the underwriters have an option to buy up to an additional $45,000,000 in principal amount of the notes from us. The underwriters may exercise that option for 30 days. If any notes are purchased pursuant to this option, the underwriters will severally purchase the notes in approximately the same proportion as set forth in the table above.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement, plus accrued interest from the original issue date of the notes, if any. Any notes sold by the underwriters to securities dealers may be sold at a discount of up to 0.18% of the principal amount of the notes. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before estimated offering expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional notes.

	Per Note	No Exercise	Full Exercise

Initial price to public	100.00%	$300,000,000	$345,000,000
Underwriting discount	3.00%	$9,000,000	$10,350,000
Proceeds, before expenses, to us	97.00%	$291,000,000	$334,650,000

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

We, our executive officers and our directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. With respect to us, the foregoing restrictions shall not apply to issuances of shares of common stock or options to purchase shares of common stock, or shares of common stock upon exercise of options, pursuant to any stock option, stock bonus or other stock plan or arrangement existing on the date of this prospectus supplement, or upon the conversion of the convertible notes to be issued in this offering or convertible securities outstanding on the date of this prospectus supplement. With respect to our executive officers and directors, the foregoing restrictions shall not apply to the transfer of any or all of the shares of common stock owned by such person, either during his lifetime or on death, by gift, will or intestate succession, provided the transferee agrees to hold the shares of common stock subject to the restrictions applicable to the transferor described above.

In connection with this offering, the underwriters may purchase and sell notes and shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional notes from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase additional notes pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our notes or stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of our notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers notes or has in its possession or distributes the prospectus or any other material.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of notes described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive), subject to obtaining the prior consent of the book-running managers for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the EU Prospectus Directive in that Relevant Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

In addition:

•	an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) has only been communicated or caused to be communicated and will only be communicated or caused to be communicated) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	all applicable provisions of the FSMA have been complied with and will be complied with, with respect to anything done in relation to the notes in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

Neither this prospectus supplement or the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of notes and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Other Information

We estimate that our share of the total expenses of the offering and the concurrent common stock offering, excluding underwriting discounts and commissions, will be approximately $700,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, the underwriters are acting as underwriters in our concurrent common stock offering for which they will receive customary underwriting discounts and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of us.

LEGAL MATTERS

Foley & Lardner LLP, Milwaukee, Wisconsin, will pass upon certain legal matters relating to this offering. Mayer Brown LLP, Chicago, Illinois, will pass upon certain legal matters relating to this offering for the underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

MGIC INVESTMENT CORPORATION

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

We may offer these securities in amounts, at prices and on terms determined at the time of offering.

Each time securities are sold using this prospectus, we will provide a supplement to this prospectus and possibly other offering material containing specific information about the offering and the terms of the securities being sold, including the offering price. The supplement or other offering material may add, update or change information contained in this prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “MTG.”

We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continued or a delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

You should read this prospectus, any supplement and any other offering material carefully before you invest.

See “Risk Factors” in the accompanying prospectus supplement or other offering material or in such other document we refer you to in the accompanying prospectus supplement or other offering material for a discussion of certain risks that prospective investors should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 20, 2010.

Limitations on Ownership of our Voting Securities

MGIC Investment Corporation owns, Mortgage Guaranty Insurance Corporation and MGIC Indemnity Corporation, both of which are insurance companies domiciled in Wisconsin. Wisconsin’s insurance regulations generally provide that no person may acquire control of us unless the transaction in which control is acquired has been approved by the Office of the Commissioner of Insurance of Wisconsin. The regulations provide for a rebuttable presumption of control when a person owns or has the right to vote more than 10% of the voting securities. In addition, the insurance regulations of other states in which Mortgage Guaranty Insurance Corporation and MGIC Indemnity Corporation are licensed insurers require notification to the state’s insurance department a specified time before a person acquires control of us. If regulators in these states disapprove the change of control, our licenses to conduct business in the disapproving states could be terminated. Accordingly, any investor that may through its ownership, and the ownership of affiliates or other third parties whose holdings are required to be aggregated with those of such investor, of common stock or other securities that are considered to be voting securities be deemed to own 10% of MGIC Investment Corporation’s common stock, should consult with its legal advisors to ensure that it complies with applicable requirements of applicable law.

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ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to “our company,” “we,” “us,” “our” or “ours” refer to MGIC Investment Corporation and its consolidated subsidiaries, and references to “MGIC” mean our primary insurance subsidiary, Mortgage Guaranty Insurance Corporation. Credit-Based Asset Servicing and Securitization LLC, or C-BASS, and our other less than majority-owned joint ventures and investments are not consolidated with us for financial reporting purposes, are not our subsidiaries and are not included in the terms “our company,” “we,” “us,” “our” and “ours” and other similar terms. The description of our business in this prospectus generally does not apply to our international operations which began in 2007, were conducted only in Australia (we are not currently writing any new insurance in Australia), and are immaterial.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of those securities. Each time we offer securities, we will provide a prospectus supplement or other offering material that will contain specific information about the terms of that offering. The prospectus supplement or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material, together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or soliciting offers to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material, or the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement or other offering material, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

THE COMPANY

We are a holding company and through wholly owned subsidiaries we are the leading provider of private mortgage insurance in the United States. In 2009, our net premiums written exceeded $1.2 billion and our new insurance written was $19.9 billion. As of December 31, 2009, our insurance in force was $212.2 billion and our risk in force was $54.3 billion. As of December 31, 2009, our principal subsidiary, MGIC, was licensed in all 50 states of the United States, the District of Columbia, Puerto Rico and Guam. Through December 31, 2009, MGIC wrote all of our new insurance throughout the United States. However, in 2010 we expect our subsidiary, MGIC Indemnity Corporation, to begin writing new insurance in jurisdictions where MGIC does not meet minimum capital requirements and does not obtain a waiver of those requirements. In addition to mortgage insurance on first liens, we, through our subsidiaries, provide lenders with various underwriting and other services and products related to home mortgage lending.

We are a Wisconsin corporation. Our principal office is located at MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, Wisconsin 53202, and our telephone number is 414-347-6480.

USE OF PROCEEDS

Unless otherwise described in an applicable prospectus supplement or other offering material, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including repaying, repurchasing or redeeming existing debt, increasing the capital of MGIC in order to enable it to expand the volume of its new business and for our general corporate purposes. Pending such use, we may temporarily invest the net proceeds in short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
	2009	2008	2007	2006	2005

Ratios of earnings to fixed charges	(1)	(1)	(1)	16.7	18.9

(1)	Total earnings were insufficient to cover fixed charges by $1.8 billion, $925.4 million and $2.2 billion in 2009, 2008 and 2007, respectively. Total losses for 2009 included an approximately $1.8 billion increase in net loss reserves. Total losses for 2008 included an approximately $1.9 billion increase in net loss reserves. Total losses for 2007 included an approximately $1.5 billion increase in net loss reserves and approximately $1.2 billion associated with establishing a premium deficiency reserve on our Wall Street bulk transactions. The loss before taxes and equity investees for 2007 excludes a $466 million impairment of our entire interests in C-BASS.

For purposes of computing the ratios of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and the interest component of rent expense.

We did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the periods presented above.

DESCRIPTION OF DEBT SECURITIES

We may issue senior or subordinated debt securities, which we collectively refer to as “debt securities.” The following describes general terms that apply to the debt securities. We will describe the particular terms of any debt securities more specifically in a prospectus supplement and, where applicable, pricing supplement or other offering material relating to those debt securities.

We will issue the senior debt securities under an indenture between us and U.S. Bank National Association, as trustee, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. We will issue the subordinated debt securities under a subordinated indenture entered into between us and a trustee that will substantially be in the form which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus.

We summarize below selected provisions of the indentures. Since this is only a summary, it does not contain all of the information that may be important to you. Unless the parenthetical section references in this prospectus identify either the senior indenture or the subordinated indenture, the references are to sections of both of the indentures. We encourage you to read the indentures.

General

Neither indenture limits the aggregate principal amount of debt securities which we may issue and both provide that we may issue debt securities thereunder from time to time in one or more series. (Section 3.1). The senior indenture does not limit the amount of other indebtedness or debt securities, other than some secured indebtedness as described below, which we or our subsidiaries may issue. The subordinated indenture does not limit the amount of other indebtedness or debt securities, which we or our subsidiaries may issue. Under the indentures, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series. (Section 3.1).

Unless we otherwise provide in an applicable prospectus supplement or other offering material, the senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Unless we otherwise provide in an applicable prospectus supplement or other offering material, the subordinated debt securities will rank as set forth in the section titled “Subordination” below.

We are a holding company and we conduct our operations through subsidiaries, which generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Our principal source of cash is dividends from MGIC. Wisconsin insurance regulations restrict the amount of dividends that may be paid by MGIC and our other insurance subsidiaries without the consent of the regulator. One of the dividend restrictions is based on statutory policyholders’ surplus, which is computed under statutory accounting principles. We discuss these dividend restrictions and differences between statutory accounting principles and general accepted accounting principles in the notes to our consolidated financial statements included in our most recent Annual Report on Form 10-K, which is one of the documents we hereby incorporate by reference. See “Where You Can Find More Information.”

Contractual provisions, insurance and other laws and regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain the cash required to pay our obligations, including payments on our debt securities. The debt securities will be effectively subordinated to the obligations of our subsidiaries, including claims with respect to insured policies. This means that holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Terms.  We will describe in a prospectus supplement or other offering material the following terms of the debt securities offered by that supplement or material:

•	the title of the debt securities and the series in which those debt securities are included;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the currency or currencies, or composite currencies, in which the debt securities will be denominated and in which we will make payments on the debt securities;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the debt securities and where any debt securities issued in registered form may be sent for transfer or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the debt securities;

•	the terms and conditions of any sinking fund;

•	if other than denominations of $1,000 and integral multiples thereof, the denominations in which we may issue the debt securities;

•	the amount we will pay if the maturity of the debt securities is accelerated;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any addition to or changes in the events of default or covenants that apply to the debt securities;

•	whether the debt securities will be defeasible; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities. (Section 3.1).

Payments.  Unless we state otherwise in an applicable prospectus supplement or other offering material, we will pay principal, premium, interest and additional amounts, if any, on the debt securities at the office or agency we maintain for that purpose, initially the corporate trust office of the trustee. We may pay interest on debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. We will pay interest on debt securities issued in registered form on any interest payment date to the registered owners of the debt securities at the close of business on the regular record date for the interest payment date. We will name in an applicable prospectus supplement or other offering material all paying agents we initially designate for the debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the debt securities are payable. (Sections 3.7 and 10.2).

Registration, Transfer and Exchange.  Unless we state otherwise in an applicable prospectus supplement or other offering material, holders of debt securities may present debt securities for transfer or exchange debt securities for other debt securities of the same series containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount at the office or agency we maintain for that purpose. That office will initially be the corporate trust office of the trustee. The debt securities must be duly endorsed or accompanied by a written instrument of transfer if we or the security registrar so require. We will not require any service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or other expenses payable in connection with the transfer or exchange. We will not be required to issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities and ending at the close of business on the day of such mailing or register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. Unless we state otherwise in the applicable prospectus supplement, the trustee will be the initial security registrar for each series of debt securities. (Section 3.5). We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the debt securities are payable. (Section 10.2).

Denominations; Global Securities.  Unless we state otherwise in an applicable prospectus supplement or other offering material, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. (Section 3.2). The debt securities may be represented in whole or in part by one or more global debt securities. We will register each global security in the name of a depositary or its nominee. The global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below.

Limited Restrictions on Additional Indebtedness.  Unless we state otherwise in an applicable prospectus supplement or other offering material, and other than as described below under “— Limitation on Liens on Stock of Designated Subsidiaries in the Senior Indenture,” neither indenture limits our ability to incur debt or give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us.

Certain Restrictions in the Senior Indenture

For purposes of the lien limitation and sales of capital stock restrictions described below and this definition, a “subsidiary” is an entity of which more than 50% of the interests entitled to vote in the election of directors or managers is owned by any combination of us and our subsidiaries.

Limitations on Liens on Stock of Designated Subsidiaries in the Senior Indenture.  Neither we nor any of our subsidiaries will be permitted to create, assume, incur or permit to exist any indebtedness secured by any lien on the capital stock of any designated subsidiary unless the senior debt securities (and, if we so elect, any other indebtedness of ours that is not subordinate to the senior debt securities and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security) are secured equally and ratably with this indebtedness for at least the time period this other indebtedness is so secured. (Section 10.5).

“Designated subsidiary” means any present or future consolidated subsidiary of ours, the consolidated shareholder’s equity of which constitutes at least 15% of our consolidated shareholders’ equity. As of December 31, 2009, our designated subsidiaries were MGIC and MGIC Indemnity Corporation.

“Indebtedness” means, with respect to any person, for purposes of this covenant:

•	the principal of and any premium and interest on, indebtedness of the person for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which that person is responsible or liable;

•	all capitalized lease obligations of that person;

•	all obligations of that person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement;

•	all obligations of that person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to some letters of credit securing obligations entered into in the ordinary course of business);

•	all obligations of the type referred to above of other persons and all dividends of other persons of which, that person is responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the type referred to above of other persons secured by any lien on any property or asset of that person, the amount of this obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

•	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above. (Section 1.1).

Limitations on Sales of Capital Stock of Designated Subsidiaries in the Senior Indenture.  Under the senior indenture, neither we nor any of our designated subsidiaries will be permitted to issue, sell, transfer or dispose of capital stock of a designated subsidiary, except to us or one of our subsidiaries that agrees to hold the transferred shares subject to the terms of this sentence, unless we dispose of the entire capital stock of the designated subsidiary at the same time for cash or property which, in the opinion of our board of directors, is at least equal to the fair value of the capital stock. (Section 10.6).

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person or convey or transfer or lease our properties and assets substantially as an entirety to any person, and we may not permit any other person to consolidate with or merge into us, unless:

•	if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor is organized under the laws of the United States or any state and assumes our obligations under the debt securities;

•	immediately after the transaction, no event of default occurs and continues; and

•	we meet other conditions specified in the indenture. (Section 8.1).

Modification and Waiver

We and the applicable trustee may modify and amend an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under that indenture. However, without the consent of each holder, we cannot modify or amend the applicable indenture in a way that would:

•	change the stated maturity of the principal of, or any premium or installment of interest on or payment of any additional amounts under, any debt security;

•	reduce the principal amount of, or the interest rate on, any debt security;

•	reduce the principal payable upon acceleration, or provable in bankruptcy, of any debt security issued with original issue discount;

•	change the redemption provisions or adversely affect the right of prepayment of any debt security;

•	change the place or currency of payment of principal or interest on any debt security;

•	impair the right to sue to enforce any payment on any debt security after it is due;

•	reduce the percentage in principal amount of outstanding debt securities necessary to modify or amend the indenture, to waive compliance with some requirements of the indenture or some defaults or reduce the quorum requirements of meetings of holders of debt securities;

•	modify the provisions of the indenture summarized in this paragraph; or

•	make any changes that adversely affects the rights to convert or exchange any debt securities. (Section 9.2).

The holders of a majority in aggregate principal amount of outstanding debt securities of any series may waive our compliance with some restrictive covenants of the applicable indenture with respect to the outstanding debt securities of that series. (Section 10.8 of the senior indenture and Section 10.6 of the subordinated indenture). The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture with respect to outstanding debt securities of that series. This waiver will be binding on all holders of debt securities of that series. However, these holders may not waive a default in the payment of principal or of premium or interest on any debt security of that series or in respect of a provision of the applicable indenture that cannot be modified or amended without each holder’s consent. (Sections 5.8 and 5.13).

Events of Default

Each of the following will be an event of default with respect to a series of debt securities:

•	default for 30 days in the payment of any interest on any debt security of that series;

•	default in the payment of principal or any premium on any debt security of that series;

•	default in the deposit of any sinking fund payment with respect to that series;

•	default in the performance of any other covenant or warranty in the applicable indenture or the securities of that series that continues for 60 days after written notice of such default by the trustee or holders of at least 25% of the outstanding principal amount of that series; and

•	specified events in bankruptcy, insolvency or reorganization. (Section 5.1).

In addition, under the senior indenture, a failure to pay when due at maturity or a default that results in the acceleration of maturity of any other debt of ours or our designated subsidiaries in an aggregate amount of $40 million or more is also an event of default, unless the acceleration is rescinded, stayed or annulled, or, in the case of debt we are contesting in good faith, we set aside a bond, letter of credit, escrow deposit or other cash equivalent sufficient to discharge the debt within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in principal amount of the outstanding debt securities of the series in default. (Section 5.1 of the senior indenture).

We are required to furnish the trustee annually a statement as to our fulfillment of our obligations under the applicable indenture. (Section 10.9 of the senior indenture and Section 10.7 of the subordinated indenture). The trustee may withhold notice of any default to the holders of debt securities of any series, except a default on principal or interest payments on debt securities of that series, if it considers it in the interest of the holders to do so. (Section 6.3).

If an event of default occurs and continues, then either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount immediately due and payable by written notice to us and, if given by the holders, to the trustee. Upon any declaration of default, the principal amount will become immediately due and payable. However, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 5.2).

Except for some duties in case of an event of default, the trustee is not required to exercise any of its rights or powers at the request or direction of any of the holders unless the holders offer the trustee reasonable security or indemnity. (Section 6.2). If the holders provide this security or indemnity, then the holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or powers conferred on the trustee with respect to the debt securities of that series. (Section 5.12).

No holder of a debt security may bring any lawsuit or other proceeding with respect to the applicable indenture or for any remedy under the indenture unless the holder first gives the trustee written notice of a continuing event of default, the holders of at least 25% in principal amount of the outstanding debt securities of the series in default give the trustee a written request to bring the proceeding and offer the trustee reasonable security or indemnity and the trustee fails to institute the proceeding for 60 days after the written request and has not received from holders of a majority in principal amount of the outstanding debt securities of the series in default a direction inconsistent with that request. (Section 5.7). However, the holder of any debt security has the absolute right to receive payment of the principal of and any premium or interest on the debt security on or after the stated due dates and to take any action to enforce any payment of principal of and any interest on the debt security. (Section 5.8).

Discharge, Defeasance and Covenant Defeasance

We may discharge some obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable, will become due and payable within one year or are scheduled for redemption within one year by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which the debt securities are payable in an amount sufficient to pay the principal and any premium, interest and additional amounts on the debt securities to the date of deposit, if the debt securities have become due and payable, or to the maturity date, as the case may be. (Section 4.1).

Unless we state in the applicable prospectus supplement or other offering material that the following provisions do not apply to the debt securities of that series, we may elect either:

•	to defease and be discharged from all obligations with respect to the debt securities, except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of some events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust, also referred to as defeasance; or

•	to be released from our obligations under the applicable indenture with respect to the debt securities under some covenants as we describe in the prospectus supplement or other offering material, and our failure to comply with these obligations will not constitute an event of default with respect to the debt securities, also referred to as covenant defeasance. (Section 4.2).

If we make either election, then the subordinated indenture’s provisions relating to subordination will cease to be effective.

Defeasance or covenant defeasance is conditioned on our irrevocable deposit with the trustee, in trust, of an amount in cash or government securities, or both, sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities on the scheduled due dates. (Section 4.2).

Such a trust may be established for senior debt securities only if, among other things:

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no event of default, or event which with notice or lapse of time would become an event of default, has occurred and continues on the date the trust is established and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date; and

•	we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of defeasance, must refer to and be based upon a letter ruling we have received from the Internal Revenue Service, a revenue ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture. (Section 4.2).

Such a trust may be established for subordinated debt securities only if, among other things, all of the foregoing has been met and, in addition:

•	no default in the payment of any principal of or premium or interest on any senior indebtedness has occurred and continues;

•	no event of default with respect to any senior indebtedness has resulted in such indebtedness becoming due and payable prior to the date on which it would otherwise have become due and payable; and

•	no other event of default with respect to any senior indebtedness has occurred and continues, permitting the holders of such senior indebtedness, or a trustee on behalf of such holders, to declare the senior indebtedness due and payable prior to the date on which it would otherwise have become due and payable. (Section 4.2 of the subordinated indenture).

Governing Law

The indentures and the debt securities are governed by and will be interpreted under the laws of the State of New York. (Section 1.13).

Information Concerning the Trustee

Subject to the provisions of the Trust Indenture Act of 1939, the trustee is under no obligation to exercise any of the powers vested in it by the applicable indenture at the request of any holder of debt securities unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities which might result. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity. (Section 6.2).

U.S. Bank National Association, the trustee under the senior indenture, is one of the lenders under our bank credit facility, U.S. Bank is a customer of MGIC and we maintain other relationships with U.S. Bank.

Subordination

The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate to the prior indefeasible payment in full in cash of all senior indebtedness. (Section 16.2 of the subordinated indenture).

The term “senior indebtedness” is defined as:

•	all of our indebtedness, whether outstanding on the date of the issuance of the subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note, bond, indenture or similar instrument (such indebtedness in this definition is referred to as “Indebtedness”);

•	all of our obligations under leases required or permitted to be capitalized under generally accepted accounting principles;

•	all of our reimbursement obligations with respect to any letter of credit, banker’s acceptance, security purchase facility or similar credit transactions;

•	all of our conditional sales agreements or agreements or obligations to pay deferred purchase prices, other than in the ordinary course of business;

•	all of our obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect against fluctuations in interest rates or foreign exchange rates;

•	all obligations of the types referred to in the clauses above of another person, the payment of which we are responsible or liable for as obligor, guarantor or otherwise; and

•	amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.

unless the instrument creating or evidencing these obligations provides that these obligations are not senior or prior in right of payment to the subordinated debt securities. Notwithstanding anything to the contrary in the foregoing, “senior indebtedness” will not include:

•	trade accounts payable or indebtedness incurred for the purchase of goods, materials or property in the ordinary course of business, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business,

•	any indebtedness which by its terms is expressly made pari passu with or subordinated to the subordinated debt securities,

•	obligations that we owe to our subsidiaries,

•	the Indebtedness of ours that is the 9% Convertible Junior Subordinated Debentures issued under the indenture dated as of March 28, 2008, as the same may be amended or modified from time to time, or

•	any of our Indebtedness (and any accrued and unpaid interest in respect of such Indebtedness) which by its terms is subordinate or junior in right of payment and similar matters to any other Indebtedness of ours unless such Indebtedness is expressly made senior to the subordinated debt securities (in which event such Indebtedness shall be “senior indebtedness” with the same effect as if expressly listed above); for the avoidance of doubt, it is understood that any Indebtedness that is subordinate or junior in right of payment and similar matters to any other Indebtedness of our but is not expressly made senior to the subordinated debt securities shall be parri passu with the subordinated debt securities.

The prospectus supplement or other offering material relating to any subordinated debt securities will summarize the subordination provisions of the subordinated indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings; and

•	the applicability and effect of such provisions in the event of specified defaults with respect to any senior indebtedness, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities.

The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the subordinated indenture described in the applicable prospectus supplement or other offering material will not be construed as preventing the occurrence of an event of default with respect to the subordinated debt securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the subordinated debt securities as described under “Discharge, Defeasance and Covenant Defeasance.”

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Because this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation, by-laws and rights agreement, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 460,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share. We will disclose in an applicable prospectus supplement and/or offering material the number of shares of our common stock then outstanding. As of the date of this prospectus, 125,561,696 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

Common Stock

All of our issued and outstanding shares are, and the shares to be issued pursuant to this prospectus will be, fully paid and nonassessable.

We are a holding company and our principal source of cash is dividends from MGIC. Under applicable state insurance law, the amount of cash dividends and other distributions that can be paid from MGIC may be restricted. We describe these restrictions in general terms in the note to our consolidated financial statements that discusses dividend restrictions. We also discuss in this note the differences between generally accepted accounting principles and statutory insurance accounting principles. One of the insurance law dividend restriction tests is based on statutory policyholders’ surplus, which is computed under statutory accounting principles by counting items as liabilities that are not counted as liabilities under generally accepted accounting principles. We discuss these restrictions and differences in the notes to our consolidated financial statements included in our most recent Annual Report on Form 10-K, which is one of the documents we incorporate by reference into this prospectus. See “Where You Can Find More Information.” The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. Also, because we are a holding company, our rights and the rights of our creditors, including the holders of debt securities, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

Except as provided under Wisconsin law and except as may be determined by our board of directors with respect to any series of preferred stock, only the holders of our common stock will be entitled to vote for the election of members of our board of directors and on all other matters. Holders of our common stock are entitled to one vote per share of common stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. Please see “Certain Statutory Provisions — Control Share Voting Restrictions.” Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected.

All shares of our common stock are entitled to participate equally in distributions in liquidation, subject to the prior rights of any preferred stock that may be outstanding. Holders of our common stock have no preemptive rights to subscribe for or purchase our shares. There are no conversion rights, sinking fund or redemption provisions applicable to our common stock.

Common Share Purchase Rights

On July 22, 1999, our Board of Directors declared a dividend of one common share purchase right for each outstanding share of common stock. Giving effect to subsequent amendments to the shareholder rights agreement under which the rights were issued, each right entitles the registered holder to purchase from us one share of common stock at a price of $25.00 per share (equivalent to $12.50 for each one-half of a share), subject to adjustment.

Until the earlier to occur of (1) 10 days following a public announcement that a person has become an acquiring person or (2) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person becoming an acquiring person (the earlier of such dates being called the “distribution date”), the rights will be evidenced by common stock certificates. An “acquiring person” is any person that becomes a beneficial owner of 5% or more of our common stock. The rights are not exercisable until the distribution date.

If there is a distribution date, then each right, subject to certain limitations, will entitle its holder to purchase, at the rights’ then-current purchase price, a number of shares of our common stock (or if, after the shares acquisition date, we are acquired in a business combination, common shares of the acquiror) having a market value at the time equal to twice the then-current purchase price of the rights. The rights will expire on August 17, 2012, subject to extension; however, if our shareholders do not approve the rights agreement at our annual meeting of shareholders scheduled to occur on May 6, 2010, our board of directors intends to redeem the rights or otherwise render them ineffective promptly after the certification of the vote. The rights are redeemable at a price of $0.001 per right at any time prior to the time a person becomes an acquiring person. Other than certain amendments, our board of directors may amend the rights in any respect without the consent of the holders of the rights.

Preferred Stock

Shares of our preferred stock may be issued with such designations, preferences, limitations and relative rights as our board of directors may from time to time determine. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock. In connection with the amendment of our articles of incorporation that authorized preferred stock, our board of directors and management represented that they will not issue, without prior shareholder approval, preferred stock (1) for any defensive or anti-takeover purpose, (2) to implement any shareholder rights plan, or (3) with features intended to make any attempted acquisition of our company more difficult or costly. No preferred stock will be issued to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue.

If we offer preferred stock, we will file the terms of the preferred stock with the SEC and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

Statutory Provisions

Business Combination Statute.  Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of business combinations between a “resident domestic corporation” and an “interested shareholder.” A business combination is defined to include any of the following transactions:

•	a merger or share exchange;

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to 5% or more of the market value of the stock or consolidated assets of the resident domestic corporation or 10% of its consolidated earning power or income;

•	the issuance of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock of the resident domestic corporation;

•	the adoption of a plan of liquidation or dissolution; or

•	certain other transactions involving an interested shareholder.

A “resident domestic corporation” is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Securities Exchange Act of 1934 and that, as of the relevant date, satisfies any of the following:

•	its principal offices are located in Wisconsin;

•	it has significant business operations located in Wisconsin;

•	more than 10% of the holders of record of its shares are residents of Wisconsin; or

•	more than 10% of its shares are held of record by residents of Wisconsin.

We are a resident domestic corporation for purposes of these statutory provisions.

An interested shareholder is defined to mean a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a resident domestic corporation or who is an affiliate or associate of the resident domestic corporation and beneficially owned 10% of the voting power of its then outstanding voting stock within the last three years.

Under this law, we cannot engage in a business combination with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless our board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested shareholder before such acquisition. We may engage in a business combination with an interested shareholder after the three-year period with respect to that shareholder expires only if one or more of the following conditions is satisfied:

•	our board of directors approved the acquisition of the stock prior to such shareholder’s acquisition date;

•	the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder; or

•	the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

Fair Price Statute.  The Wisconsin Business Corporation Law also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a significant shareholder and a resident domestic corporation such as us require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A “significant shareholder” for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation, or is an affiliate of the resident domestic corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation within the last two years. Any such business combination must be approved by 80% of the voting power of the resident domestic corporation’s stock and at least two-thirds of the voting power of its stock not beneficially owned by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met:

•	the aggregate value of the per share consideration is equal to the highest of:

•	the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination;

•	the market value of the corporation’s shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher; or

•	the highest preferential liquidation or dissolution distribution to which holders of the shares would be entitled; and

•	either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

Control Share Voting Restrictions.  Under Section 180.1150 of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation or otherwise specified by the board of directors, the voting power of shares of a resident domestic corporation held by any person or group of persons acting together in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation’s shareholders have approved restoration of the full voting power of the otherwise restricted shares. Our articles do not provide otherwise.

Defensive Action Restrictions.  Section 180.1134 of the Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following:

•	acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares; or

•	sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

We currently have more than three independent directors. The foregoing restrictions may have the effect of deterring a shareholder from acquiring our shares with the goal of seeking to have us repurchase such shares at a premium over market price.

Insurance Regulations.  Wisconsin’s insurance regulations generally provide that no person may acquire control of us unless the transaction in which control is acquired has been approved by the Office of the Commissioner of Insurance of Wisconsin. The regulations provide for a rebuttable presumption of control when a person owns or has the right to vote more than 10% of the voting securities. In addition, the insurance regulations of other states in which MGIC is a licensed insurer require notification to the state’s insurance department a specified time before a person acquires control of us. If such states disapprove the change of control, our licenses to conduct business in the disapproving states could be terminated.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional interests in shares of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent a fractional interest of a share of preferred stock as described in the applicable prospectus supplement or other offering material.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement or other offering material relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary shareholders.

Withdrawal of Stock

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related series of preferred stock and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related series of preferred stock on the basis described in the applicable prospectus supplement or other offering material, but holders of those whole preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related series of preferred stock to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement or other offering material.

Voting

Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the applicable prospectus supplement or other offering material.

Amendment and Termination of Deposit Agreement

We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. We or the depositary may terminate a deposit agreement only if:

•	we redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all preferred stock of the relevant series has been withdrawn; or

•	there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

Neither the depositary nor MGIC Investment Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of MGIC Investment Corporation and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Title

MGIC Investment Corporation, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose. See “Legal Ownership and Book-Entry Issuance”.

Resignation and Removal of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must:

•	be appointed within 60 days after delivery of the notice of resignation or removal;

•	be a bank or trust company having its principal office in the United States; and

•	have a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and/or other offering material and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement and/or other offering material relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•	the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	U.S. federal income tax consequences applicable to such warrants;

•	the number of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with provisions described in the applicable prospectus supplement and/or other offering material.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement and/or other offering material relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement and/or other offering material relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material U.S. federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

LEGAL OWNERSHIP AND BOOK ENTRY ISSUANCE

Unless otherwise stated in an applicable prospectus supplement or other offering material, securities will be issued in the form of one or more global certificates, or global securities, registered in the name of a depositary or its nominee. Unless otherwise stated in an applicable prospectus supplement or other offering material, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form, in each case for credit to accounts of direct or indirect participants in DTC as described below. Beneficial interests in the global securities may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC). No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as stated below or in an applicable prospectus supplement or other offering material. Unless definitive securities are issued under the limited circumstances described below,

•	all references in this prospectus to actions by holders of securities issued in global form refer to actions taken by DTC upon instructions from its participants; and

•	all references to payments and notices to holders refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has informed us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, and that it was created to hold securities for its participating organizations and to facilitate clearance and settlement of securities transactions among its participants through electronic book-entry. This eliminates the need for physical movement of certificates. DTC’s participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants (including Euroclear and Clearstream). Investors in the global securities who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream may hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global security, including those held through Euroclear or

Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Under a book-entry format, holders may experience some delay in their receipt of payments, as these payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward these payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, warrant agent or unit agent as registered holders of the securities entitled to the benefits of our restated certificate of incorporation, as amended, and/or the applicable indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures governing DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from participants. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because DTC can act only on behalf of participants, the ability of a beneficial owner of securities issued in global form to pledge those securities to non-participants may be limited due to the unavailability of physical certificates for these securities. Beneficial owners may also be unable to sell interests in their securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under its certificate of incorporation or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement only at the direction of one or more participants to whose accounts with DTC those securities are credited.

Unless otherwise stated in the applicable prospectus supplement or other offering material, a global security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when it is required to be so registered;

•	We execute and deliver to the relevant registrar, transfer agent, trustee, depositary, warrant agent and/or unit agent an order complying with the requirements of our articles of incorporation, as amended, and amended and restated bylaws or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement and/or unit agreement that this global security shall be so exchangeable; or

•	there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to those debt securities.

In these circumstances, the global security will be exchangeable for securities registered in the names that DTC directs.

DTC will generally not be required to notify its participants of the availability of definitive securities. When DTC surrenders the global security and delivers instructions for re-registration, the registrar, transfer agent, trustee, depositary, warrant agent or unit agent, as the case may be, will reissue the securities as definitive securities.

Except as described above, a global security may not be transferred except as a whole to DTC or another nominee of DTC, or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security unless the beneficial interest is in an amount equal to an authorized denomination for those securities.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitiate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of MGIC Investment Corporation, the trustees, any depositary, any agent or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering materials will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement and/or other offering material, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material.

We may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-10816). We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov or on our website located at http://mtg.mgic.com.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of the initial registration statement and prior to effectiveness of the registration statement and (2) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2009;

•	our current reports on Form 8-K filed with the SEC on February 3, 2010, February 16, 2010, February 23, 2010, March 15, 2010, April 19, 2010 and April 20, 2010 (other than the portions of such Form 8-K that are furnished under applicable SEC rules rather than filed);

•	the description of our common stock contained in our Registration Statement on Form 8-A, dated July 25, 1991, and any amendment or report updating that description; and

•	the description of our common share purchase rights contained in our Registration Statement on Form 8-A/A dated December 29, 2009, and any amendment or report updating that description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices:

MGIC Investment Corporation
MGIC Plaza
250 East Kilbourn Avenue
Milwaukee, Wisconsin 53202
(414) 347-6480
Attention: Secretary

You should not assume that the information in this prospectus, any prospectus supplement or any other offering material, or the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement or other offering material, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

Foley & Lardner LLP will pass upon the validity of the securities offered pursuant to this prospectus for us.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$300,000,000

MGIC Investment Corporation

5% Convertible Senior Notes due 2017

Prospectus Supplement

April 21, 2010

Sole Book-Running Manager

Goldman, Sachs & Co.

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